SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IHS INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IHS INC.

15 Inverness Way East

Englewood, Colorado 80112

www.ihs.com

March 23, 2011

Dear IHS Shareholder:

We are pleased to invite you to attend our 2011 Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. Eastern Daylight Time, on Thursday, May 5, 2011, at The Waldorf=Astoria, 301 Park Avenue, New York City, New York.

Whether or not you attend the Annual Meeting, it is important that you participate. Your votes count. Please review the enclosed Proxy Card carefully to understand how you may vote by proxy. If you choose to cast your vote in writing, please sign and return your proxy promptly. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying. For your convenience, we have also arranged to allow you to submit your proxy electronically.

If you want to attend the Annual Meeting in person, please let us know in advance. Each shareholder of record has the opportunity to mark the Proxy Card in the space provided, or during the electronic voting process. If your shares are not registered in your name (for instance, if you hold shares through a broker, bank, or other institution), please advise the shareholder of record that you wish to attend; that firm will then provide you with evidence of ownership that will be required for admission to the meeting. Let us know if we can explain any of these matters or otherwise help you with voting or attending our annual meeting.

Remember that your shares cannot be voted unless you submit your proxy, in writing or electronically, or attend the Annual Meeting in person. Your participation is important to all of us at IHS, so please review these materials carefully and cast your vote.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Stephen Green General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Thursday, May 5, 2011

To our Shareholders:

IHS Inc. will hold its Annual Meeting of Shareholders at 10:00 a.m. Eastern Daylight Time, on Thursday, May 5, 2011, at The Waldorf=Astoria, 301 Park Avenue, New York City, New York.

We are holding this Annual Meeting to allow our shareholders to vote on several key topics:

—	to elect four directors to serve until the 2014 Annual Meeting or until their successors are duly elected and qualified;

—	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants;

—	to approve the amendment and restatement of the IHS Inc. 2004 Long-Term Incentive Plan;

—	to increase the number of shares available for issuance under the Amended & Restated IHS Inc. 2004 Long-Term Incentive Plan;

—	to approve, on an advisory, non-binding basis, the compensation of our named executive officers;

—	to recommend, on an advisory, non-binding basis, whether an advisory vote on the compensation of our named executive officers should take place every one, two, or three years; and

—	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only shareholders of record at the close of business on March 7, 2011 (the “Record Date”) are entitled to notice of, and to vote, at this Annual Meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of shareholders entitled to vote at the Annual Meeting will be available. To obtain that list, write to: IHS Inc., Attn: Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112.

It is important that your shares are represented at this Annual Meeting.

Even if you plan to attend the Annual Meeting in person, we hope that you will promptly vote and submit your proxy by dating, signing, and returning the enclosed Proxy Card by mail, or by voting electronically.

Casting a vote by proxy will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors,

Stephen Green General Counsel and Corporate Secretary

March 23, 2011

Information Concerning Voting and Solicitation	1
Appointment of Proxy Holders	1
Who Can Vote	1
How You Can Vote	1
Revocation of Proxies	2
Quorum	2
Required Vote	2
Confidentiality	3
Solicitation of Proxies	3
Other Matters	3
Proposal 1—Election of Directors	5
Directors and Nominees	5
Vote Required and Recommendation	5
Proposal 2—Ratification of the Appointment of Independent Registered Public Accountants	6
Proposed Ratification	6
Audit and Non-Audit Fees	6
Audit Committee Pre-Approval Policies and Procedures	7
Vote Required and Recommendation	7
Proposal 3—Approval of the Amendment and Restatement of the IHS Inc. 2004 Long-Term Incentive Plan	8
History and Purpose of the Plan	8
Summary of Section 162(m)	8
Summary of the Plan	9
Securities Authorized for Issuance Under Equity Compensation Plans	12
Summary of Federal Tax Aspects of the Plan	13
New Plan Benefits	14
Vote Required and Recommendation	14
Proposal 4—Approval of a Proposal to Increase the Number of Shares Available for Issuance under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan	15
History and Purpose of the Plan	15
Purpose of the Amendment	15
Securities Authorized for Issuance Under Equity Compensation Plans	16
Dilution	16
Amendment of the Plan to Increase the Number of Shares Available for Issuance	16
New Plan Benefits	17
Summary of the Plan and Federal Tax Aspects of the Plan	17
Vote Required and Recommendation	17
Proposal 5—Advisory Vote on Executive Compensation	18
Proposal 6—Advisory Vote on the Frequency of Executive Compensation Advisory Vote	21
Corporate Governance and Board of Directors	22
Board Leadership Structure	22
The Role of the Board of Directors in Risk Oversight	23
Business Experience and Qualification of Board Members	23
Organization of the Board of Directors	26
Independent and Non-Management Directors	26
Code of Conduct	26
Communications with the Board	27
Communications with Non-Management Directors	27

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IHS INC.

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of IHS Inc., a Delaware corporation, of proxies to be used at the 2011 Annual Meeting of Shareholders and any adjournments or postponements thereof. The annual meeting will be held at to be held at 10:00 a.m. Eastern Daylight Time, on Thursday, May 5, 2011, at The Waldorf=Astoria, 301 Park Avenue, New York City, New York, and any adjournments or postponements thereof.

This Proxy Statement and the accompanying form of Proxy Card are being first sent to shareholders on or about March 23, 2011. References in this Proxy Statement to “we,” “us,” “our,” “the Company,” and “IHS” refer to IHS Inc. and our consolidated subsidiaries.

Appointment of Proxy Holders

The Board of Directors of IHS (the “Board”) asks you to appoint the following individuals as your proxy holders to vote your shares at the 2011 Annual Meeting of Shareholders:

Jerre L. Stead, Chairman and Chief Executive Officer;

Michael J. Sullivan, Executive Vice President and Chief Financial Officer; and

Stephen Green, Senior Vice President, General Counsel, and Corporate Secretary

You may make this appointment by voting the enclosed Proxy Card using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by your Board.

Unless you otherwise indicate on the Proxy Card, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was printed and that, under our Bylaws, may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders who owned shares of our common stock at the close of business on March 7, 2011—the “Record Date“ for the Annual Meeting—can vote at the Annual Meeting.

Each holder of our Class A common stock is entitled to one vote for each share held as of the Record Date, March 7, 2011. As of the close of business on March 7, 2011, we had 64,838,960 shares of Class A common stock outstanding and entitled to vote.

There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person, by mail, or electronically, as described below. Shareholders holding shares through a bank or broker should follow the voting instructions on the form of Proxy Card received.

Voting by Mail or Internet. You may vote by proxy by dating, signing and returning your Proxy Card in the enclosed postage-prepaid return envelope. You may also use the Internet to transmit your voting instructions. If you vote by proxy, carefully review and follow the instructions on the enclosed Proxy Card. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person.

Voting at the Annual Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote by proxy, as it is not practical for most shareholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to attend and vote in person at the Annual Meeting.

Revocation of Proxies

Shareholders can revoke their proxies at any time before they are exercised in any of three ways:

—	by voting in person at the Annual Meeting;

—	by submitting written notice of revocation to the Corporate Secretary prior to the Annual Meeting; or

—	by submitting another proxy—properly executed and delivered—of a later date, but prior to the Annual Meeting.

Quorum

A quorum, which is a majority of the outstanding shares entitled to vote as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the shareholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on any given proposal. “Broker non-votes” (see below) will be counted as shares of stock that are present and entitled to vote for the purpose of determining the presence of a quorum.

Required Vote

Our directors are elected by a plurality vote, which means that the four nominees receiving the most affirmative votes will be elected (Proposal 1). A “withhold” vote with respect to a director nominee will count as a vote against that nominee.

Each of the following proposals will be approved if they receive the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote:

Proposal 2, the ratification of our independent auditors;

Proposal 3, approval of the amendment and restatement of our Long-Term Incentive Plan;

Proposal 4, proposed increase in the number of shares available for issuance under our Long-Term Incentive Plan; and

Proposal 5, the advisory vote on executive compensation.

With respect to Proposals 2, 3, 4, and 5, abstentions will not be counted as votes cast on these proposals and will have no effect on the outcome.

In tabulating the votes on Proposal 6, the advisory vote on frequency of future “say on pay” proposals, we will consider the frequency (one, two, or three years) receiving the most affirmative votes to be the preference of our shareowners in this non-binding advisory vote. Abstentions will not count as votes cast on this proposal and will not influence the outcome.

Please note that under current New York Stock Exchange rules brokers may no longer vote your shares on certain “non-routine” matters without your voting instructions. Accordingly, if you do not provide your broker or other nominee with instructions on how to vote your shares, it will be considered a “broker non-vote” and your broker or nominee will not be permitted to vote those shares on the election of directors (Proposal 1), approval of the amendment and restatement of our Long-Term Incentive Plan (Proposal 3), proposed increase in the number of shares available for issuance under our Long-Term Incentive Plan (Proposal 4), the advisory vote on executive compensation (Proposal 5), or the advisory vote on the frequency of future “say on pay” proposals (Proposal 6). Your broker or nominee will be entitled to cast broker non-votes on the ratification of independent auditors (Proposal 2).

We encourage you to provide instructions to your broker regarding the voting of your shares.

Confidentiality

It is our policy to maintain the confidentiality of all materials that identify individual shareowners except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting. The inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote are required to acknowledge their responsibility to comply with this policy of confidentiality.

Solicitation of Proxies

We pay the cost of printing and mailing the Notice of Annual Meeting, the Annual Report, and all proxy and voting materials. We have retained Georgeson Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation for a fee of $12,000, plus reasonable expenses. Our directors, officers, and other employees may participate in the solicitation of proxies by personal interview, telephone, or e-mail. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Matters

Multiple IHS shareowners who share an address may receive only one copy of this Proxy Statement and the 2010 Annual Report from their bank, broker, or other nominee, unless the shareowner gives instructions to the contrary. We will deliver promptly a separate copy of this Proxy Statement and the 2010 Annual Report to any IHS shareholder who resides at a shared address and to which a single copy of the documents was delivered, if the shareholder make a request by contacting the Corporate Secretary, IHS, 15 Inverness Way East, Englewood, Colorado 80112, phone 303-790-0600. Multiple shareowners who share a single address and who receive multiple copies of the Proxy Statement and the 2010 Annual Report and who wish to receive a single copy of each at that address in the future will need to contact their bank, broker, or other nominee.

Important Reminder
Please promptly vote and submit your proxy in writing or electronically.
To submit a written vote, you may sign, date, and return the enclosed Proxy Card in the postage-prepaid return envelope. To vote electronically, follow the instructions provided on the Proxy Card.
Voting by proxy will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

Pursuant to the authority granted to the Company’s Board of Directors (the “Board”) by the Company’s Amended and Restated By-Laws, the Board has determined that it be composed of nine directors, divided into three classes. Directors are elected for three-year terms and one class is elected at each Annual Meeting.

Four directors are to be elected at the 2011 Annual Meeting. These directors will hold office until the Annual Meeting in 2014, or until their respective successors have been elected and qualified. Each director nominee set forth below has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board, or the Board may reduce the number of directors to constitute the entire Board, in its discretion.

2011 NOMINEES FOR DIRECTOR

For more information about each director nominee, our continuing directors, and the operation of our Board see below under Business Experience and Qualification of Directors.

Name	Age	Director Since	Position with Company

Jerre L. Stead	68	2000	Chairman of the Board, CEO
C. Michael Armstrong	72	2003	Director
Balakrishnan S. Iyer	54	2003	Director
Brian H. Hall	63	2008	Director

Vote Required and Recommendation

Directors are elected by a plurality vote, which means that the four nominees receiving the most affirmative votes will be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE NOMINEES

PROPOSAL 2

Ratification of the Appointment of Independent Registered Public Accountants

Proposed Ratification

The Audit Committee of the Board (the “Audit Committee”), which is composed entirely of non-employee independent directors, has selected Ernst & Young LLP as the independent registered public accountants to audit our books, records, and accounts and those of our subsidiaries for the fiscal year 2011. The Board has endorsed this appointment. Ratification of the selection of Ernst & Young LLP by stockholders is not required by law. However, as a matter of good corporate practice, such selection is being submitted to the stockholders for ratification at the Annual Meeting. If the stockholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, in its discretion, retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such change would be in the best interests of IHS and its stockholders.

Ernst & Young LLP previously audited our consolidated financial statements during the ten fiscal years ended November 30, 2010. Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate stockholder questions.

Audit and Non-Audit Fees

In connection with the audit of the 2010 financial statements, IHS entered into an engagement agreement with Ernst & Young LLP that set forth the terms by which Ernst & Young LLP has performed audit services for IHS. That agreement subjects IHS to alternative dispute resolution procedures and excludes the award of punitive damages in the event of a dispute between IHS and Ernst & Young LLP.

Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended November 30, 2010 and 2009, respectively, were as follows:

	2010	2009

	(in thousands)
Audit Fees	$2,159	$2,164
Audit-Related Fees	74	73
Tax Fees	129	110
All Other Fees	—	—

Total	$2,362	$2,347

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, the statutory audit of our subsidiaries, the review of our interim consolidated financial statements, and other services provided in connection with statutory and regulatory filings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits, auditing work on proposed transactions, attestation services that are not required by regulation or statute, and consultations regarding financial accounting or reporting standards.

Tax Fees. Tax Fees consist of tax compliance consultations, preparation of tax reports, and other tax services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services by Ernst & Young LLP. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountant. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the New York Stock Exchange (the “NYSE”). The Audit Committee does not delegate its responsibilities to pre-approve services performed by Ernst & Young LLP to management or to any individual member of the Audit Committee. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Vote Required and Recommendation

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” this Proposal 2 regarding the ratification of Ernst & Young LLP as our independent registered public accountants. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accountants.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

PROPOSAL 3

Approval of the Amendment and Restatement of the IHS Inc. 2004 Long-Term Incentive Plan

The Company is seeking stockholder approval of the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “Plan”) for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)” of the “Code”), to increase the annual limit on covered employee compensation from $1.2 million to $2 million (see “Covered Employee Annual Incentive Award” below), and to extend the expiration date of the Plan from November 30, 2014, to November 30, 2018. See Proposal 4, below, for a proposal to increase the number of shares authorized for issuance under the Plan.

With this Proposal 3, the Company is asking its stockholders to approve the material terms providing for performance-based compensation under the Plan for the purposes of Section 162(m), to increase the annual limit on covered employee compensation from $1.2 million to $2.0 million (see “Covered Employee Annual Incentive Award” below), and to extend the expiration date of the Plan from November 30, 2014, to November 30, 2018. Section 162(m) requires that stockholders approve, at least every five years, the material terms of any compensation plan that provides for payment of performance-based compensation in order for that compensation to be fully deductible for federal income tax purposes. Under Section 162(m), the material terms concerning performance-based compensation are (i) eligibility for awards, (ii) individual grant limits on awards, and (iii) the business criteria that can be used as performance goals for awards. Our Board has directed that such material terms of the Plan be submitted to stockholders in 2011 for approval. If the stockholders approve this proposal, the performance-based compensation paid by the Company pursuant to the Plan will be fully deductible by the Company for income tax purposes under Section 162(m).

History and Purpose of the Plan

The Plan was originally approved by our Board on November 22, 2004 and by stockholders on November 30, 2004 to allow for issuance of up to 7,000,000 shares. On April 26, 2005, the Human Resources Committee of the Board (the “Human Resources Committee”) amended and restated the Plan in its entirety. On April 24, 2008, our stockholders approved an amendment to the Plan increasing the number of shares available for issuance under the Plan by 4,250,000 shares.

Summary of Section 162(m)

Section 162(m) generally provides that no federal income tax business expense deduction is permitted for annual compensation in excess of $1 million paid by a publicly-traded corporation to its chief executive officer and up to three other most highly compensated officers who are included in the summary compensation table in the Company’s Proxy Statement, excluding the chief financial officer or principal financial officer (the “covered employees”), as determined in accordance with the applicable rules under the Securities Exchange Act of 1934 (the “Exchange Act”). Under the Code, however, there is no limitation on the deductibility of “qualified performance-based compensation.” Qualified performance-based compensation by the Company must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Human Resources Committee. Goals that are substantially certain to be achieved may not be used. Performance goals may be based on one or more business criteria that apply to an individual, a business unit or the Company as a whole, but need not be based on an increase or positive result under the business criteria selected. These goals should also be based on an objective formula, such that a third party could calculate the award with knowledge of the relevant performance results. Under Section 162(m), stockholders must approve the types of performance goals and the maximum amount that may be paid to cover executive officers or the formula used to calculate such amount.

Payment of performance-based compensation pursuant to the Plan to a covered employee is contingent upon the attainment of one or more performance goals established in writing by the Human Resources Committee for a covered employee for each performance period. Performance goals will be based on one or more of the following business criteria: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures; (vi) cash flow; (vii) earnings before or after taxes, interest, depreciation and/or amortization, and/or lease payments or other rent obligations; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including growth measures and total stockholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; and (xvii) economic value added or EVA® (i.e., net operating profit after tax, minus the sum of capital multiplied by the cost of capital).

Summary of the Plan

The following paragraphs provide a summary of the principal terms of the Plan and its operation. The following summary is qualified in its entirety by reference to the Plan, a copy of which is included as an appendix to this Proxy Statement.

Types of Awards; Eligibility. The Plan provides for the grant of the following types of incentive awards: (i) non-qualified stock options; (ii) incentive stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) restricted stock units; (vi) performance units and performance shares; (vii) cash-based awards; (viii) other stock-based awards; and (ix) covered employee annual incentive awards. Our 2004 Directors Stock Plan, a sub-Plan under the Plan, provides for the grant of restricted stock, restricted stock units, and cash-based awards to non-employee directors as defined in that Plan. Our employees and employees of our affiliates, our directors, and any consultants, agents, advisors or independent contractors (with certain exclusions), who render services to us or any of our affiliates, are eligible to receive awards under the Plan.

Individual Grant Limitations. No individual may receive awards that relate to more than 500,000 shares in any calendar year. Separately, in the case of an award that is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law, in any calendar year, no individual may receive awards authorizing the earning of an amount that exceeds the individual’s annual amount, which for this purpose is equal to $5,000,000, plus the amount of the individual’s unused annual limit as of the close of the previous calendar year.

As of March 7, 2011, approximately 4,700 employees and all of our non-employee directors were eligible to participate in the Plan.

Shares Subject to the Plan. The aggregate maximum number of shares that may be issued pursuant to awards under the Plan is currently 11,250,000 shares of Class A common stock, minus the number of shares relating to any award granted and outstanding as of, or subsequent to, the effective date under any of our other equity compensation plans, unless shares used to satisfy such award under other equity compensation plans are shares repurchased from the open market. Under the proposed amendment to the Plan discussed in Proposal 4, the maximum number of shares available for issuance will be 14,750,000, minus the number of shares relating to any award granted and outstanding as of, or subsequent to, the effective date under any of our other equity compensation plans, unless shares used to satisfy such award are shares repurchased from the open market. Shares issued under the Plan may be either treasury shares or shares originally issued for this purpose. Any rights to receive shares that terminate by expiration, forfeiture, cancellation or otherwise, pursuant to the terms of an award, will be available again for grant under the Plan. In addition, if the tax withholding requirements with respect to any Award are satisfied by tendering shares to the Company, those tendered shares will be held in Treasury and made available for issuance under the Plan. At the close of trading on March 7, 2011, the fair market value of a share of Class A common stock was $88.00.

In the event of a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Company shall make, in its sole discretion, appropriate adjustments to the number of and kind of shares available for issuance under the Plan, the number and kind of shares subject to outstanding awards, the exercise or grant price applicable to outstanding awards, the annual award limits and other value determinations applicable to outstanding awards to prevent dilution or expansion of any participant’s rights under the Plan.

Term of the Plan. With the approval of this amendment, the Plan will terminate on November 30, 2018, unless sooner terminated as provided in the Plan. After the termination date, no awards may be granted under the Plan, but any award previously granted under the Plan shall remain outstanding in accordance with the terms and conditions of the Plan.

Administration. The Plan is administered by the Human Resources Committee of the Board. The Human Resources Committee has authority to determine who is eligible to participate in the Plan, select individuals to whom awards will be granted, interpret the Plan, and prescribe and amend rules and regulations relating to the Plan. The Human Resources Committee may delegate to one or more of its members or to one or more of our officers or officers of our affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable. The Human Resources Committee may, by resolution, authorize one or more of the Company’s officers to designate employees and employees of our affiliates to be recipients of awards, provided, however, that grants to any employee who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, will be made by the Human Resources Committee. All awards to non-employee directors are determined by our Board or the Human Resources Committee.

Options. The Human Resources Committee may grant nonqualified stock options and incentive stock options under the Plan. The Human Resources Committee determines the number of shares subject to each option and the exercise price of options granted under the Plan, provided that the exercise price must at least be equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10 percent of the total voting power of all classes of the Company’s outstanding stock must be at least 110 percent of the fair market value of the common stock on the grant date. Options cannot be repriced without prior approval of the Company’s stockholders.

The term of nonqualified stock options or incentive stock options granted under the Plan may not exceed ten years, except that with respect to any participant who owns 10 percent of the total voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option may not exceed five years. After termination of service with the Company, a participant may exercise the vested portion of his or her option for the period of time stated in his or her award document.

Stock Appreciation Rights. The Human Resources Committee may grant stock appreciation rights either alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. The Company can pay the appreciation in cash, shares of common stock, or any combination of cash and shares or in any other manner approved by the Human Resources Committee. Stock appreciation rights become exercisable at the times and on the terms established by the Human Resources Committee, subject to the terms of the Plan. Stock appreciation rights cannot be repriced without prior approval of the Company’s stockholders.

After termination of service with the Company, a participant may exercise the vested portion of his or her stock appreciation right for the period of time stated in a participant’s award document. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock. Awards of restricted stock are rights to acquire shares of Company common stock. Restricted stock vests in accordance with the terms and conditions established by the Human Resources Committee in its sole discretion and set forth in a participant’s award document.

Restricted Stock Units. The Human Resources Committee may grant awards of restricted stock units. Restricted stock units are rights to acquire shares of the Company common stock or receive the dollar value equivalent of shares that vest in accordance with the terms and conditions established by the Human Resources Committee its sole discretion and set forth in a participant’s award document.

Performance Units and Performance Shares. The Human Resources Committee may grant performance units and performance shares, which are awards that result in a payment to a participant only if the performance goals or other vesting criteria that the Human Resources Committee establishes are achieved or the awards otherwise vest. The Human Resources Committee establishes organizational, individual performance goals, or other vesting criteria in its discretion, which, depending on the extent to which they are met, determines the number and/or the value of performance units and performance shares to be paid out to participants.

Performance Measures. The performance goals applicable to an award to a participant who is a covered employee, as defined in Section 162(m), are intended to qualify such awards as performance-based compensation, as defined under Section 162(m). The performance goals upon which the payment or vesting of any award to a covered employee shall be limited to the following performance measures:

(i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) net operating profit; (v) return measures; (vi) cash flow; (vii) earnings before or after taxes, interest, depreciation and/or amortization, and/or lease payments or other rent obligations; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including growth measures and total stockholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) market share; (xv) customer satisfaction; (xvi) working capital targets; and (xvii) economic value added or EVA® (i.e., net operating profit after tax, minus the sum of capital multiplied by the cost of capital).

Awards that are intended to qualify as performance-based compensation may not be adjusted upward. The Human Resources Committee shall retain the discretion to adjust such awards downward, either on a formula basis or discretionary basis, or any combination thereof, as the Human Resources Committee deems appropriate.

Covered Employee Annual Incentive Award. The Human Resources Committee may designate covered employees who are eligible to receive a monetary payment in any Plan year based on a percentage of an incentive pool equal to the greater of: (i) 9 percent of the Company’s consolidated operating earnings for the Plan year; (ii) 10 percent of the Company’s operating cash flow for the Plan year; or (iii) 15 percent of the Company’s net income for the Plan year. The Human Resources Committee shall allocate an incentive pool percentage to each designated covered employee for each Plan year. In no event may (1) any covered employee receive more than $2 million from the incentive pool; and (2) the sum of the incentive pool percentages for all covered employees cannot exceed 100 percent of the total pool.

Transferability of Awards. The Plan generally does not permit the transfer of Awards, although the administrator of the Plan has the discretion to provide for transferability of an award, and all rights with respect to an award granted to a participant generally are available during a participant’s lifetime only to the participant.

Change in Control. In the event of a change in control of us, all then-outstanding non-qualified stock options, incentive stock options and stock appreciation rights will become fully vested and exercisable, and all other then-outstanding awards that vest on the basis of continuous service will vest in full and be free of restrictions, unless an award provides otherwise and except to the extent that a replacement award that satisfies the conditions stated in the Plan is provided to the participant. Upon a termination of employment or termination of directorship of a participant occurring in connection with or within one year of a change in control of us, all replacement awards held by the participant will become fully vested and (if applicable) exercisable and free of restrictions, and all non-qualified stock options, incentive stock options and stock appreciation rights held as of the date of the change in control or that constitute replacement awards will remain exercisable for not less than one year following the participant’s termination of employment or until the stated expiration of the option or stock appreciation right, whichever period is shorter.

Amendment and Termination of the Plan. The Human Resources Committee has the authority to amend, alter, modify, suspend, or terminate the Plan, except that stockholder approval will be required for any amendment to the Plan to the extent required by any applicable law, regulation, or stock exchange rule. Any amendment, modification, alteration, suspension, or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any award previously granted.

Securities Authorized for Issuance Under Equity Compensation Plans

For information regarding compensation plans under which equity securities are authorized for issuance, see the table “Equity Compensation Plan Information” described in Proposal 4 below.

Summary of Federal Tax Aspects of the Plan

The following paragraphs are a summary of the general U.S. federal income tax consequences to U.S. taxpayers and to the Company of awards granted under the Plan. Tax consequences for any particular individual may be different. The following assumes non-qualified stock options and incentive stock options have been granted at an exercise price per share at least equal to 100 percent of the fair market value of our common stock on the date of grant.

Nonqualified Stock Options. No taxable income is reportable when a nonqualified stock option with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant recognizes ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares is capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case the tax treatment is similar as the treatment applicable to nonqualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value on the date of grant is granted to a participant. Upon exercise, the participant recognizes ordinary income in an amount equal to the amount of any cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares is capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally does not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she recognizes ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for the Company. As set forth above, the Company is generally entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its three most highly compensated executive officers (excluding the Chief Financial Officer and the principal/chief financial officer). Under Section 162(m), the annual compensation paid to any of these specified executives is deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of awards that any individual may receive, and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Plan has been designed to permit the Human Resources Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE.

New Plan Benefits

New awards under the amended 2004 LTIP will be subject to the discretion of the Human Resources Committee of the Board of Directors. Thus future awards are not determinable.

Vote Required and Recommendation

Approval of the material terms of the Plan requires a majority of the shares present and voting at the Annual Meeting in person or by proxy.

The Board believes that it is in the best interest of the Company and its stockholders for the stockholders to approve the material terms of the Plan. Our named executive officers and directors have an interest in this proposal as they are eligible to receive awards under the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF THE IHS INC. 2004 LONG-TERM INCENTIVE PLAN.

PROPOSAL 4

Approval of a Proposal to Increase the Number of Shares Available for Issuance under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan

The Company is seeking stockholder approval for an amendment of the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (the “Plan”) to increase the number of shares issuable under the Plan by 3,500,000 shares.

If the stockholders approve this proposal, the only change to the current version of the Plan will be an increase in the number of shares available for issuance. Otherwise, all other provisions of the current version of the Plan will remain in effect, with the possible exceptions of amendments addressed in Proposal 3.

History and Purpose of the Plan

As discussed in Proposal 3 above, the Plan was originally approved by our Board on November 22, 2004 and by stockholders on November 30, 2004 to allow for issuance of up to 7,000,000 shares. On April 26, 2005, the Human Resources Committee amended and restated the Plan in its entirety. On April 24, 2008, our stockholders approved an amendment to the Plan increasing the number of shares available for issuance under the Plan by 4,250,000 shares.

Purpose of the Amendment

Through our Total Rewards Program (described in our “Compensation Discussion and Analysis” below) IHS has established a stock ownership culture among all of its employees worldwide. The Board believes this stock ownership culture provides a means for employees to develop a sense of proprietorship and personal involvement in the development and financial success of the Company, thereby advancing the interests of the Company and its stockholders. Since our initial public offering, IHS has created significant shareholder value, and our Board believes our employee ownership culture has had a critical role in driving this value. We have performed favorably compared to our peer group and against the major stock indices (see the performance comparison in the “Executive Summary” of the “Compensation Discussion and Analysis”). We believe that the equity component of our compensation helps to keep the interests of our employees and directors aligned with the interests of our stockholders. In addition, the performance-based nature of the grants we make to our senior executives creates further alignment with our shareholders and ensures that the company itself (not just the general markets) must perform well before payouts are earned.

As discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement, a significant portion of the compensation for each of our named executive officers is “at-risk” —based on the future performance of our company and the value of our equity. In other words, bonus and performance equity incentives reward success only when objectives are achieved, including the performance objectives that directly benefit our shareholders.

In order to continue offering equity components of our Total Rewards Program, which our Board believes to have been critical to our past performance and to be essential in the pursuit of our five-year strategic plan, the Board believes that shares available under the Plan must be replenished.

Since 2006, IHS has had in place a program which allows employees to surrender shares back to the Company upon the vesting of time- and performance-based restricted stock and units, for a value equal to their minimum statutory tax liability. IHS then pays the statutory tax on behalf of the employee. To more fully offset the dilutive effect of our employee equity programs, our board of directors this month approved a stock buyback program whereby IHS is authorized to acquire up to one million shares per year in the open market. IHS may execute on this program at its discretion, balancing dilution offset with other investment opportunities of the business, including acquisitions.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of March 7, 2011, our record date, with respect to compensation plans under which equity securities are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	3,867,460	(1)	$37.65	(2)	1,418,946	(3)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total:	3,867,460		$37.65		1,418,946

(1)	Includes (a) 2,871,564 restricted stock units and performance stock units at target performance levels that were issued with no exercise price or other consideration, (b) 764,312 shares reserved for issuance if above target performance levels on performance-based stock units are met, (c) 106,444 deferred stock units payable to non-employee directors upon their termination of service; (d) 8,640 restricted stock units that are payable in cash; and (d) 116,500 outstanding stock options.

(2)	Calculation of the weighted-average exercise price is only for the 116,500 outstanding stock options described in footnote 1 above.

(3)	Includes shares surrendered to the Company upon vesting of time- and performance-based restricted stock units for a value equal to their minimum statutory tax liability.

Dilution

IHS currently grants performance-based and time-based restricted stock units under the Plan. The Board believes a focus on units, as opposed to options or stock appreciation rights, better controls the dilutive effect of the Plan. For the last three years, the Company has been able to provide equity to all of its employees, creating a significant tie to performance measures, and maintaining a burn rate (defined as awards granted/weighted shares outstanding) of less than 3 percent per year.

Amendment of the Plan to Increase the Number of Shares Available for Issuance

Since the previous amendment of the Plan in April 2008, we have used a substantial portion of the current authorized share pool under the Plan for equity awards to our plan participants. As a result, the Human Resources Committee has approved an amendment to the Plan to increase the number of shares available for issuance under this Plan from 11.25 million shares to 14.75 million shares, subject to stockholder approval. Of the 11.25 million shares available under the Plan as of the Record Date, 5.96 million have been issued and are currently outstanding under the Plan; 3.87 million are currently reserved for outstanding awards; and 1.42 million are available for grant. If we receive approval for the 3.5 million additional shares requested in this Proposal 4, the number of shares available for grant will increase from 1.42 million shares to 4.92 million shares.

New Plan Benefits

New awards under the amended 2004 LTIP will be subject to the discretion of the Human Resources Committee of the Board of Directors. Thus future awards are not determinable.

Summary of the Plan and Federal Tax Aspects of the Plan

For a summary of the Plan and a summary of the Federal Tax Aspects of the Plan, please see the discussion in Proposal 3, above.

Vote Required and Recommendation

Approval of the material terms of the Plan and an amendment to the Plan requires a majority of the shares present and voting at the Annual Meeting in person or by proxy.

In accordance with applicable rules of the NYSE, our Board is asking stockholders to approve the amendment to the Plan. Our named executive officers and directors have an interest in this proposal as they are eligible to receive awards under the Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE AMENDED AND RESTATED IHS INC. 2004 LONG-TERM INCENTIVE PLAN.

PROPOSAL 5

Advisory Vote on Executive Compensation

With this proposal, we are providing stockholders an opportunity to vote to approve, on an advisory, nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal has been designed to meet the requirements of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”).

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation programs are designed to (i) align executive compensation with key stakeholder interests; (ii) attract, retain, and motivate highly qualified executive talent; and (iii) provide appropriate rewards for the achievement of business objectives and growth in stockholder value. Under these programs, our named executive officers are rewarded for the achievement of specific individual and corporate goals, with an emphasis on creating overall stockholder value. As indicated by the performance charts below, our compensation programs have continued to be a key driver of shareholder value creation versus a selection of peer companies and market indices.

	Annualized Total Shareholder Return*
Company	1-Year	3-Year	5-Year

ADVISORY BOARD CO	55.4%	-9.5%	0.0%
CORPORATE EXECUTIVE BRD CO	67.0%	-11.2%	-13.4%
DUN & BRADSTREET CORP	-0.8%	-0.9%	5.4%
EQUIFAX INC	16.2%	-0.1%	-0.7%
FACTSET RESEARCH SYSTEMS INC	44.1%	20.5%	19.1%
FAIR ISAAC CORP	10.0%	-9.7%	-11.7%
GARTNER INC	84.0%	23.7%	20.8%
MCGRAW-HILL COMPANIES	12.0%	-3.2%	-4.6%
MOODY’S CORP	0.8%	-8.0%	-14.5%
MSCI INC	22.5%	0.5%	—
THOMSON-REUTERS CORP	19.4%	0.5%	4.6%

IHS INC	46.7%	9.9%	31.4%

25th Percentile	11%	-9%	-10%
Median	19%	-1%	0%
75th Percentile	50%	0%	5%
IHS Percentile Rank	73%	82%	100%

S&P 500 COMP-LTD	15.1%	-2.8%	2.3%
DOW JONES INDUSTRIALS-30 STK	14.1%	-1.6%	4.3%
NASDAQ INDEX COMPOSITE	16.9%	0.0%	3.8%

* As of December 31, 2010

Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers. We would like to specifically point out the following highlights:

—

Through the awards of performance and time-based restricted stock units, we have tied our named executive officers’ compensation opportunity directly to the value of our stock. We have emphasized long-term performance with stringent holding requirements and performance-based awards that focus on three-year performance objectives. Our named executive officers are required to retain, until termination of employment, 50 percent of their net after-tax shares of all restricted stock unit awards granted after they were named executive officers.

—	Our CEO does not have an employment agreement.

—

All NEO employment agreements contain a double trigger where an ownership change and termination of employment must both occur before any benefits, other than the acceleration of the vesting of stock awards, are due to the NEO. Additionally, new employment agreements do not provide for a tax gross-up with respect to the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment.

—	Beginning in 2010, the Board has eliminated all but de minimis perquisites to its executive officers.

—	The independent compensation consultant retained by the Human Resources Committee of the Board of Directors is prohibited from doing any other work for the Company.

The Human Resources Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our named executive officer compensation program and practices as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders hereby approve the policies and practices compensation of IHS’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Commission (which includes the “Compensation Discussion and Analysis,” the compensation tables and related material).”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee or our Board. Our Board and our Human Resources Committee value the opinions of our stockholders and, to the extent there is a significant vote against the named executive officer compensation policies and practices as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

Unless you instruct us to the contrary, proxies will be voted “FOR” this Proposal 5 regarding named executive officer compensation policies and practices, as described in “Compensation Discussion and Analysis,” below, and the other related tables and disclosure in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF

THE COMMISSION.

PROPOSAL 6

Advisory Vote on the Frequency of Executive Compensation Advisory Vote

The vote described in this proposal will enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the Commission’s compensation disclosure rules, such as Proposal 5 included above. By voting on this Proposal 6, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two, or three years, or abstain from the vote.

After careful consideration of this Proposal 6, our Board recommends to you that an advisory vote on executive compensation that occurs every year (annually) is the most appropriate alternative for our investors and for IHS. Therefore, our Board recommends that you vote for one year intervals for the advisory vote on executive compensation.

In formulating its recommendation, our Board carefully considered the interval that would be most appropriate for our stockholders. The Board believes that an annual advisory vote on executive compensation will allow our stockholders to provide us with input on our compensation philosophy, policies, and practices as disclosed in the proxy statement.

The Human Resources Committee of the Board, which is composed entirely of independent directors, carefully considers a wide range of factors in the design and oversight of the compensation program to achieve those goals (see “Compensation Discussion and Analysis” later in this Proxy Statement). Our executive compensation program is intended to attract, motivate, and reward the executive talent required to achieve our corporate objectives and increase stockholder value. Our compensation program is designed to induce and reward performance over a multi-year period. As discussed in this Proxy Statement and our disclosures over the preceding years, our executive compensation program has remained consistent in both design and practice. Although we design our programs for the long term, we understand the need for shareholders to voice their opinion on our compensation programs more frequently.

We understand that our stockholders may have different views as to what is the best approach for IHS and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency choosing the option of one year, two years, three years, or abstain from voting.

The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. While the result of this advisory vote will be considered by the Board of IHS as valuable feedback, this is an advisory resolution that is not binding on the Board, the Human Resources Committee, or IHS. The Board may decide that it is in the best interests of our stockholders and IHS to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE COMMISSION.

Corporate Governance and Board of Directors

Board Leadership Structure

The Board of Directors of IHS believes strongly in the value of an independent board of directors. Of the nine members of our Board of Directors, seven are independent. This includes all members of the key board committees—the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. IHS has established a Lead Independent Director role with broad authority and responsibility, as described further below. The independent members of the Board of Directors also meet regularly without management, which meetings are chaired by the Lead Independent Director. Mr. Armstrong currently serves as Lead Independent Director and Mr. Stead currently serves as the Chairman and Chief Executive Officer of IHS.

The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that it deems to be in the best interests of the Company at a given point in time. The Board may make a determination as to the appropriateness of its current policies in connection with the recruitment and succession of the Chairman of the Board and/or the CEO.

The Board presently believes that it is in the best interests of IHS and its stakeholders for the positions of Chairman and Chief Executive Officer to be combined. This structure provides for unified vision and leadership within the Company as well as plays a critical role in establishing and maintaining effective communications with the Company’s external stakeholders, including shareholders, customers, suppliers, communities, and governments. Jerre Stead’s service as both Chairman of the Board and Chief Executive Officer is optimal because Mr. Stead possesses detailed and in-depth knowledge of the business of IHS and the opportunities we have in the global marketplace and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

Each of the directors other than Jerre Stead and Christoph Grolman, are independent (see “Independent and Non-Management Directors” below), and the Board believes that the independent directors provide effective oversight of management. In addition, in October 2006, the Board of Directors appointed C. Michael Armstrong as the Company’s Lead Independent Director. As Lead Independent Director, Mr. Armstrong’s responsibilities include:

—	scheduling meetings of the independent directors;

—	chairing the separate meetings of the independent directors;

—	serving as principal liaison between the independent directors and the Chairman and CEO on sensitive issues;

—	communicating from time to time with the Chairman and CEO and disseminating information to the rest of the Board of Directors as appropriate;

—	providing leadership to the Board of Directors if circumstances arise in which the role of the Chairman may be, or may be perceived to be, in conflict;

—	reviewing the quality, quantity and timeliness of information provided to the Board;

—	being available, as appropriate, for communication with shareholders; and

—	presiding over the annual self-evaluation of the Board of Directors.

The Board believes that these responsibilities appropriately and effectively complement the combined Chairman/Chief Executive Officer structure of IHS.

The Role of the Board of Directors in Risk Oversight

We believe that risk is inherent in innovation and the pursuit of long-term growth opportunities. Management at IHS is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of the Company’s risk management. With the oversight of the Board of Directors, IHS has implemented practices and programs designed to help manage the risks to which we are exposed in our business and to align risk-taking appropriately with our efforts to increase shareholder value.

Each committee reports regularly to the full Board of Directors on its activities. In addition, the Board of Directors participates in regular discussions among the Board and with IHS senior management on many core subjects, including strategy, operations, finance, human resources, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believes that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

Business Experience and Qualification of Board Members

The following discussion presents information about the persons who comprise the Board of Directors of IHS, including the four nominees for re-election.

C. Michael Armstrong, 72, has served as a member of our Board since December 2003. Mr. Armstrong served as Chairman of Comcast Corporation from 2002 until May 2004. He was Chairman and Chief Executive Officer of AT&T Corp. from 1997 to 2002, Chairman and Chief Executive Officer of Hughes Electronic Corporation from 1992 to 1997, and retired from IBM in 1991 as Chairman of IBM World Trade after a 31-year career. He was formerly on the board of Citigroup Inc. from 1989 through 2010. Mr. Armstrong is on the board of directors of Parsons Corporation and the Telluride Foundation, and is Vice Chairman of the board of trustees of Johns Hopkins University and Chairman of John Hopkins Medical Health Systems and Hospital.

Mr. Armstrong brings to the Board of Directors experience in executive roles and a background of leading global organizations in the technology industry. Through this experience, he has developed expertise in several valued areas including strategic development, business development, and finance.

Ruann F. Ernst, 64, has served as a member of our Board since December 2006. Dr. Ernst served as Chief Executive Officer of Digital Island, Inc. before retiring and was Chief Executive Officer and Chairperson of the board of Digital Island from 1998 until the company was acquired by Cable & Wireless, Plc. in 2001. Prior to Digital Island, Dr. Ernst worked for Hewlett Packard in various management positions, including General Manager, Financial Services Business Unit. Prior to that, she was Vice President for General Electric Information Services Company and a faculty member and Director of medical computing at the Ohio State University where she managed a biomedical computing and research facility. Dr. Ernst currently serves on the board of Digital Realty Trust and is Chairman of the Board of Red Planet Capital, a NASA technology venture. She also serves on the not-for-profit boards of the Ohio State University Foundation, the Fisher College of Business, and the Azimuth Foundation, dba Kids Sports Stars, where she is a founding board member and chair.

Dr. Ernst brings to the Board of Directors a strong technical and computing background as well as skill in the development of information technology businesses. She also has extensive experience as a member of the board where strategic planning and long-term planning are critical to the success of the enterprise.

Christoph v. Grolman, 52, was appointed to our Board in March 2007. Mr. Grolman has served as Managing Director of TBG Limited (until 2009 TBG Holdings N.V.) since March 2007. From December 2006 to March 2007, Mr. Grolman served as Executive Director of TBG. From 2002 to 2006 he held the position of Executive Vice President of TBG, responsible for an industrial operating group and venture investments. Prior to joining TBG, he was a consultant with Roland Berger & Partner Management Consultants in Munich.

Mr. Grolman brings to our Board a wealth of experience in global business operations, strategic acquisitions, and financial strategies for a diverse portfolio of investments.

Brian H. Hall, 63, was appointed to our Board in March 2008. From January 2007 through August 2007, Mr. Hall served as Vice Chairman of Thomson Corporation. Previously, from 1998 through 2006, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing. Prior to joining Thomson, Mr. Hall was President of Shepard’s and Executive Vice President of McGraw-Hill. Mr. Hall is currently a director of Archipelago Learning, Inc. He also serves on the board of trustees for the Cheyenne Mountain Zoo and the Intergenerational Foundation. Mr. Hall serves as Vice-Chairman and a member of the board of trustees of the Rochester Institute of Technology. He is a former board member of Bank One of Colorado Springs and Ryerson of Canada.

Mr. Hall brings to the Board many years of relevant industry experience gained in executive level positions in the information services industry.

Roger Holtback, 66, has served as a member of our Board since December 2003. Since 2001, Mr. Holtback has served as Chairman of Holtback Invest AB. From 1993 to 2001 he served as President and Chief Executive Officer of Bure Equity AB. From 1991 to 1993, he served as a member of the Group Executive Committee of SEB and Coordinating Chairman of SEB Sweden. From 1984 to 1990, he served as President and Chief Executive Officer of Volvo Car Corporation and Executive Vice President of AB Volvo. Mr. Holtback is currently Chairman of Finnveden Bulten AB, Rullpack AB, Thule AB, and the Swedish Exhibition Centre. He also serves as a member of the Stena Sphere Advisory Board as Senior Advisor to Nordic Capital.

Mr. Holtback brings significant operational and strategic experience gained during many years in a Chief Executive Officer position. The Board also benefits from his long experience as an outside public company board member and his vast experience and perspective as a European executive leader.

Balakrishnan S. Iyer, 54, has served as a member of our Board since December 2003. From October 1998 to June 2003, Mr. Iyer served as Senior Vice President and Chief Financial Officer of Conexant Systems, Inc. From 1997 to 1998, he was Senior Vice President and Chief Financial Officer of VLSI Technology Inc. and, from 1993 to 1997, he was Vice President, Corporate Controller of VLSI Technology Inc. Mr. Iyer serves on the board of directors of Life Technologies, Skyworks Solutions, Conexant Systems, Inc., Power Integrations, Inc., and QLogic Corporation.

Mr. Iyer provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the chief financial officer of two public companies. Mr. Iyer also brings a background in organizational leadership, and experience serving as a public company outside director.

Michael Klein, 47, serves as an independent financial advisor to companies and government organizations, and as a special advisor to the United Nations World Food Program. Mr. Klein has served as a member of our Board since December 2003. From March 2008 through July 2008, Mr. Klein served as Chairman of the Institutional Clients Group of Citigroup Inc. He had previously served as Chairman & Co-Chief Executive Officer of Citi Markets & Banking since February 2007. Prior to 2007, Mr. Klein held a variety of positions at Citigroup or its predecessor firms.

Mr. Klein’s deep experience in leading banking and financial service companies, allows him to contribute extensive financial management and strategic expertise. In addition, Mr. Klein brings to the Board of Directors market insights, including from his experience as an outside public company board member, and the Board of Directors benefits from his corporate governance knowledge.

Richard W. Roedel, 61, has served as a member of our Board since November 2004. Mr. Roedel also serves as a director of Sealy Corporation, Lorillard, Inc., Brightpoint, Inc, Six Flags Entertainment Corporation, and Luna Innovations Incorporated. Mr. Roedel is chairman of the audit committee for Brightpoint, Sealy, and Lorillard, as well as a member of the audit committee of Six Flags and Luna. Mr. Roedel also serves as the lead independent director of Lorillard and as the non-executive chairman of Luna. He is also a director of the Association of Audit Committee Members, Inc., a not-for-profit organization dedicated to strengthening audit committees, and Broadview Network Holdings, Inc, a private company. Mr. Roedel had previously served as a director and chairman of the audit committee of Dade Behring Holdings, Inc. from October 2002 until November 2007 when Dade was acquired by Siemens AG. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from November 2002 until June 2005, including chairman and chief executive officer. From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to managing partner in Chicago and then managing partner in New York in 1994, and finally, in 1999, to chairman and chief executive officer. Mr. Roedel is a certified public accountant.

Mr. Roedel provides to the Board of Directors expertise in corporate finance, accounting, and strategy. He brings experience gained as the chief executive officer of several organizations. The Board of Directors also benefits from Mr. Roedel’s experience serving as a public company outside director for several organizations.

Jerre L. Stead, 68, was elected Chief Executive Officer of IHS in September 2006 and has served as Chairman of our Board since December 1, 2000. From August 1996 until June 2000, Mr. Stead served as Chairman of the board of directors and Chief Executive Officer of Ingram Micro Inc. Prior to that, he served as Chief Executive Officer and Chairman of the board of directors at Legent Corporation, from January 1995 to August 1995. From May 1993 to December 1994, he was Executive Vice President of AT&T and Chairman and Chief Executive Officer of AT&T Corp. Global Information Solutions (NCR Corporation). From September 1991 to April 1993, he was President and Chief Executive Officer of AT&T Corp. Global Business Communication Systems (Avaya Corporation). Mr. Stead also serves on the board of directors of Brightpoint, Inc, Mindspeed Technologies, Inc, and Conexant, Inc.; however, he will be resigning from the board of directors of Conexant on the earlier of the closing of the acquisition of Conexant or June 30, 2011.

Mr. Stead has been involved in the leadership of IHS for more than 10 years and was previously the Chief Executive Officer of six different public companies. As Chairman and Chief Executive Officer, Mr. Stead brings to the Board of Directors his thorough knowledge of IHS’ business, strategy, people, operations, competition, and financial position. Mr. Stead provides recognized executive leadership and vision. In addition, he brings with him a global network of customer, industry, and government relationships.

Organization of the Board of Directors

The Board held eight meetings during the fiscal year ended November 30, 2010. Each director attended at least 75 percent of the total regularly scheduled and special meetings of the Board and the committees on which they served. As stated in our Governance Guidelines, our board expects each director to attend our Annual Meeting of Shareholders, although attendance is not required. At the prior year’s annual meeting, eight of our directors were in attendance.

Our Board has established three standing committees: the Audit Committee, the Human Resources Committee, and the Nominating and Corporate Governance Committee. We believe that all members of the Audit, Human Resources, and Nominating and Corporate Governance Committees meet the independence standards of the New York Stock Exchange and SEC rules and regulations. The Board has approved a charter for each of these committees, each of which can be found on our website at www.ihs.com.

Independent and Non-Management Directors

We believe that all of our directors other than Messrs. Stead and Grolman are “independent directors,” based on the independence standards described above. All of our directors other than Mr. Stead are non-management directors.

In accordance with the IHS Corporate Governance Guidelines, the independent directors designated C. Michael Armstrong as lead independent director. The lead independent director chairs executive sessions of the independent directors. During our 2010 fiscal year, the independent directors of the Board met four times without the presence of management.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics as our “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Our Code of Business Conduct and Ethics also meets the New York Stock Exchange requirements for a “code of conduct.” Our Code of Business Conduct and Ethics applies to our directors as well as all of our principal executive officers, our financial and accounting officers, and all other employees of IHS.

Our Code of Business Conduct and Ethics, as well as our Governance Guidelines, are available on our website at www.ihs.com. If we approve any substantive amendment to our Governance Guidelines or our Code of Conduct, or if we grant any waiver of the Code of Conduct to the Chief Executive Officer, the Chief Financial Officer, or the Chief Accounting Officer, we intend to post an update on the Investor Relations page of the Company’s website (www.ihs.com) within five business days and keep the update on the site for at least one year.

Communications with the Board

The Board has a process for shareholders or any interested party to send communications to the Board, including any Committee of the Board, any individual director, or our non-management directors. If you wish to communicate with the Board as a whole, with any Committee, with any one or more individual directors, or with our non-management directors, you may send your written communication to:

Stephen Green

General Counsel and Corporate Secretary

IHS Inc.

15 Inverness Way East

Englewood, Colorado 80112

Communications with Non-Management Directors

Interested parties wishing to reach our independent directors or non-management directors may address the communication to our lead independent director, Mr. Armstrong, on behalf of the non-management directors. Address such communications as follows:

C. Michael Armstrong

Lead Independent Director

IHS Inc.

15 Inverness Way East

Englewood, Colorado 80112

Depending on how the communication is addressed, either Mr. Armstrong or Mr. Green will review any communication received and will forward the communication to the appropriate director or directors based on how the communication is addressed and the subject matter.

Composition of Board Committees

The Board has three standing committees, with duties, current membership, and number of meetings for each as shown below.

Name	Audit	Human Resources	Nominating and Governance

C. Michael Armstrong		✓	Chair
Ruann F. Ernst		✓
Christoph v. Grolman
Brian H. Hall		Chair	✓
Roger Holtback	✓
Balakrishnan S. Iyer	Chair		✓
Michael Klein		✓
Richard W. Roedel	✓
2010 Meetings	10	6	3

Audit Committee

Members:

Balakrishnan S. Iyer, Chairman

Roger Holtback

Richard W. Roedel

The Audit Committee assists our Board in its oversight of (i) the integrity of our financial statements, (ii) our independent registered public accountant’s qualifications, independence, and performance, (iii) the performance of our internal audit function, and (iv) our compliance with legal and regulatory requirements. The Audit Committee is governed by a charter. A more detailed description of the functions of the Audit Committee can be found in the Audit Committee Charter, a copy of which may be found at the Company’s website www.ihs.com. As required by the Audit Committee Charter, all members of the Audit Committee meet the criteria for “independence” within the meaning of the standards established by the New York Stock Exchange, the Company’s Corporate Governance Guidelines, and the Audit Committee Charter. Each member of the Audit Committee is financially literate and each member has accounting or related financial management expertise as required by New York Stock Exchange listing standards. In addition, the Board has determined that each member of the Audit Committee meets the definition of “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

Human Resources Committee

Members:

Brian H. Hall, Chairman

C Michael Armstrong

Ruann F. Ernst

Michael Klein

The Human Resources Committee has been created by our Board to (i) oversee our compensation and benefits policies generally, (ii) evaluate executive officer performance and review our management succession plan, (iii) oversee and set compensation for our executive officers, and (iv) prepare the report on executive officer compensation that the SEC rules require to be included in the Company’s annual proxy statement. The Human Resources Committee is governed by a charter, a copy of which is available at the Company’s website www.ihs.com. See “Compensation Discussion and Analysis” below for a more detailed description of the functions of the Human Resources Committee. All members of the Human Resources Committee are “independent” as required by our Corporate Governance Guidelines and the Human Resources Committee Charter.

Nominating and Corporate Governance Committee

Members:

C. Michael Armstrong, Chairman

Brian H. Hall

Balakrishnan S. Iyer

The Nominating and Corporate Governance Committee has been created by our Board to (i) identify individuals qualified to become board members and recommend director nominees to the Board, (ii) recommend directors for appointment to committees established by the Board, (iii) make recommendations to the Board as to determinations of director independence, (iv) oversee the evaluation of the Board, (v) make recommendations to the Board as to compensation for our directors, and (vi) develop and recommend to the Board our corporate governance guidelines and code of business conduct and ethics. The Nominating and Corporate Governance Committee is governed by a charter. A more detailed description of the functions of the Nominating and Corporate Governance Committee can be found under “Director Nominations” in this Proxy Statement, and in the Nominating and Corporate Governance Committee Charter, a copy of which can be found at the Company’s website www.ihs.com. All members of the Nominating and Corporate Governance Committee are “independent” as required by our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter.

Director Nominations

Our Board nominates directors to be elected at each Annual Meeting of Shareholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to the Board for nomination or election.

In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills. The Nominating and Corporate Governance Committee will select candidates for director based on the candidate’s character, judgment, diversity of experience, business acumen, and ability to act on behalf of all shareholders (without regard to whether the candidate has been nominated by a shareholder).

The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to IHS and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria established by the SEC for an “audit committee financial expert,” and for a majority of the members of the Board to meet the definition of “independent director” under the rules of the New York Stock Exchange. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the Annual Meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for membership, including those suggested by the Nominating and Corporate Governance Committee members, by other Board members, by any executive search firm engaged by the Nominating and Corporate Governance Committee, or by any nomination properly submitted by a shareholder pursuant to the procedures for shareholder nominations for directors provided in “Shareholder Proposals for the 2012 Annual Meeting” in this Proxy Statement. As a matter of policy, candidates recommended by shareholders are evaluated on the same basis as candidates recommended by the Board members, executive search firms, or other sources.

Director Stock Ownership Guidelines

We believe that our nonemployee directors should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of our directors with management, a significant portion of our nonemployee directors’ overall compensation is given in equity, specifically in the form of deferred restricted stock units. These units vest in one year, but must be held in their entirety until after the director’s service to the Company ends. Additionally, nonemployee directors may elect to receive a portion of their cash compensation in the form of deferred stock units. These units must also be held until after the director’s service to the Company ends. The requirement to hold equity awards until after termination of service is applicable to all equity awards granted to nonemployee directors since January 2005.

Mr. Grolman was exempt from the director stock ownership requirements during 2010 because he was prohibited by his personal employment policy from holding IHS stock. Mr. Grolman has historically not received stock awards from the Company. Due to a change in his employer’s policy, Mr. Grolman began receiving director stock awards with the fiscal year 2011 grant on December 1, 2010.

Director Compensation

Our nonemployee directors receive compensation for their service on our Board. The compensation is comprised of cash retainers, equity awards, and reimbursement of reasonable expenses.

2010 ($)

Board Retainer	90,000
Committee Chair Retainer
—Audit Committee	30,000
—all other Committees	17,500
Committee Member Retainer
—Audit Committee	15,000
—all other Committees	10,000
Lead Independent Director Retainer	30,000
Annual Equity Award	150,000
Initial Equity Award	150,000

All equity awards for nonemployee directors will be issued pursuant to the IHS Inc. 2004 Directors Stock Plan. The Board Retainer and certain other retainers may be converted into deferred stock units or deferred under the IHS Inc. 2004 Directors Stock Plan.

We provide liability insurance for our directors and officers.

By agreement between Mr. Grolman and IHS, Mr. Grolman was not compensated in cash, stock, or other remuneration for his service as a director of IHS during 2010. Due to a change in his employer’s policy, Mr. Grolman began receiving director stock awards with the fiscal year 2011 grant on December 1, 2010.

Director Compensation During Fiscal Year 2010

The following table sets forth information concerning the compensation of our non-employee directors during the fiscal year ended November 30, 2010. Directors did not receive any stock option awards during fiscal year 2010.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	Total ($)

C. Michael Armstrong	147,500		149,988	3,005	300,493
Steven A. Denning(1)	117,500	(2)	149,988	3,005	270,493
Ruann F. Ernst	100,000		149,988		249,988
Christoph v. Grolman	—	(3)
Brian Hall	100,000		149,988		249,988
Roger Holtback	105,000	(2)	149,988		254,988
Balakrishnan S. Iyer	130,000		149,988		279,988
Michael Klein	100,000		149,988		249,988
Richard W. Roedel	105,000	(2)	149,988		254,988

(1)	Mr. Denning resigned from the IHS Board of Directors, effective January 28, 2011.

(2)	Includes the value of deferred stock units granted to each of Messrs. Denning, Holtback, and Roedel. These three directors elected to receive deferred stock units rather than the following cash retainers: Mr. Denning, $117,500; Mr. Holtback, $90,000 (who deferred his board retainer only); Mr. Roedel, $105,000. The deferred units will be paid out in shares of IHS common stock after that director’s service terminates.

(3)	By agreement between IHS and Mr. Grolman, Mr. Grolman was not compensated for his service as a director of IHS during 2010.

(4)	On each December 1, the first day of the Company’s fiscal year, non-employee directors each receive an annual award of Restricted Stock Units with a market value of $150,000, rounded down to the nearest whole share. These units vest one year from the date of grant. The valuation of the stock awards reported in this table is the grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted in fiscal year 2010. Any estimated forfeitures are excluded from values reported in this table. The aggregate number of unissued stock awards held by each director on November 30, 2010, the last day of fiscal year 2010, is as follows:

Name	Stock Awards Outstanding at Fiscal Year-End (#)(b)(c)

C. Michael Armstrong	14,477
Steven A. Denning	18,624
Ruann F. Ernst	13,388
Christoph v. Grolman	—
Brian H. Hall	9,462
Roger Holtback	14,477
Balakrishnan S. Iyer	26,977	(d)
Michael Klein	6,934
Richard W. Roedel(a)	14,477

(a)	Mr. Roedel has gifted all of his Stock Awards to his spouse and disclaims beneficial ownership of these shares.

(b)	Stock Awards Outstanding at Fiscal Year-End excludes deferred stock units awarded in lieu of cash retainers as follows: Mr. Denning, 6,534 deferred units; Mr. Hall, 2,199 deferred units; Mr. Holtback, 5,986 deferred units; and Mr. Roedel, 6,307 deferred units.

(c)	Annual stock awards granted to directors since 2005 have a one-year vesting schedule, and payment of the shares is deferred until after the director’s service to IHS terminates.

(d)	Mr. Iyer’s awards include 12,500 shares of restricted stock granted in December 2004 that will vest in July 2011.

(5)	Prior to fiscal year 2010, Messrs. Armstrong and Denning had elected to defer certain annual retainers in cash. These deferred cash amounts earn interest at a rate of five percent each year and will be paid after the director’s termination of service. None of our non-employee directors are eligible for a pension plan or similar benefit.

Officers

Set forth below is information concerning our executive officers as of March 7, 2011.

Name	Age	Position

Jerre L. Stead	68	Chairman of the Board and Chief Executive Officer
Daniel Yergin	64	Executive Vice President and Strategic Advisor
Scott Key	52	President and Chief Operating Officer
Michael J. Sullivan	46	Executive Vice President and Chief Financial Officer
Jane Okun Bomba	48	Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer
David Carlson	70	Senior Vice President and Chief Technology Officer
Stephen Green	58	Senior Vice President and General Counsel
Heather Matzke-Hamlin	43	Senior Vice President and Chief Accounting Officer
Jeffrey Sisson	54	Senior Vice President and Chief Human Resources Officer
Richard G. Walker	47	Senior Vice President and Chief Strategy Officer

Executive officers are appointed by our Board. Information about Mr. Stead is provided under “Directors” in this Proxy Statement. A brief biography for each of our other executive officers follows.

Daniel Yergin was appointed Executive Vice President and Strategic Advisor for IHS in September 2006. Dr. Yergin also serves as Chairman of IHS CERA, a position he has held since 1983. Dr. Yergin founded CERA in 1982 and the business was acquired by IHS in 2004. He is a Pulitzer Prize winner, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council and serves on the US Secretary of Energy Advisory Board. He chaired the US Department of Energy’s Task Force on Strategic Energy Research and Development. He is also a Trustee of the Brookings Institution and a Director of the US-Russian Business Council and the New America Foundation. Dr. Yergin received his Bachelor of Arts degree from Yale University and his Doctor of Philosophy degree from the University of Cambridge, where he was a Marshall Scholar.

Scott Key has served as President and Chief Operating Officer of IHS since January 2011. He served as Senior Vice President, Global Products and Services, from January through December 2010.

Key joined IHS in 2003 to lead strategy, marketing and product teams for the IHS energy business,and has led transformation and growth across IHS operations in his eight years with the company. He was involved in supporting the IHS IPO, led corporate marketing and strategic planning, and has led acquisition integration efforts, including the largest IHS acquisitions. During his tenure at IHS, Key has held leadership positions that span each of the Company’s information and insight assets in economics, energy, security, product lifecycle, and environment.

Previously, he served as President and Chief Operating Officer of IHS Global Insight since September 2008. Based in London in 2007-2008, he served as President and Chief Operating Officer of Jane’s and chairman of IHS Fairplay. In addition, Key led the EMEA/APAC sales organization as IHS integrated sales team on a global basis. Based in Denver 2003-2007, he served as Senior Vice President of Corporate Strategy and Marketing, and led Energy Strategy, Products and Marketing. Prior to joining IHS in 2003, he served as a senior executive in Energy technology and services, based in Houston. Mr. Key served as deepwater development manager for Vastar Resources from 1998 to 2000 and was employed by Phillips Petroleum in a range of international and US domestic roles of increasing scope from 1987 to 1998. Mr. Key holds Bachelor of Science degrees in both physics and mathematics from the University of Washington in Seattle as well as a master’s degree in geophysics from the University of Wyoming.

Michael J. Sullivan served as Senior Vice President and Chief Financial Officer of IHS since October 1999 and was appointed Executive Vice President in March 2006. Prior to joining IHS, Mr. Sullivan was Director of Corporate Accounting from April 1997 to February 1998, and Director of Financial Planning and Analysis from February 1998 to October 1999, for Coors Brewing Company. Prior to joining Coors, he spent 10 years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services and the transaction support group. Mr. Sullivan holds a bachelor’s degree in business administration and accounting from the University of Iowa.

Jane Okun Bomba was named Senior Vice President and Chief Sustainability, Investor Relations, and Communications Officer in March 2011. She previously served as Senior Vice President and Chief Customer Process Officer from August 2007 through March 2011 and as Senior Vice President, Investor Relations and Corporate Communications from November 2004 through August 2007. From 2002 to 2004, Ms. Okun Bomba was a partner with Genesis, Inc., a strategic marketing firm also specializing in investor relations. Prior to that, she was Vice President, Investor Relations and Corporate Communications of Velocom, Inc., from 2000 to 2001, and Executive Director, Investor Relations of Media One Group from 1998 to 2000. Prior to joining Media One, Ms. Okun Bomba headed Investor Relations at Northwest Airlines, where she also held multiple corporate finance positions. Ms. Okun Bomba holds a bachelor’s degree and a master’s degree in business administration from the University of Michigan.

David Carlson was named Senior Vice President and Chief Technology Officer in October 2009. Mr. Carlson previously served as Vice President of Product Development and Delivery since joining IHS in 2007. From 2005 to 2007, he was President and Chief Executive Officer of DMC Companies, a strategic consulting firm supporting customer-focused technology. During that time, Mr. Carlson briefly left DMC to accept the role of Senior Vice President of Financial Operations and Business Process Engineering for Kintera, Inc. during 2006 and 2007. Prior to joining DMC, Mr. Carlson held a series of senior executive roles, including Senior Vice President and Chief Information Officer for Kmart and Senior Vice President and Chief Technology Officer for Ingram Micro. Mr. Carlson holds several degrees from the University of Michigan, including a doctorate in industrial and operations engineering, a master’s degree in industrial administration, and a bachelor’s degree in mathematics.

Stephen Green has served as Senior Vice President and General Counsel of IHS since 2003. He was Vice President and General Counsel of IHS from 1996 to 2003 and was appointed Senior Vice President and General Counsel in December 2003. Mr. Green joined the legal department of TBG Holdings N.V. (“TBG”) in 1981. Mr. Green holds a bachelor’s degree from Yale University and a law degree from Columbia Law School.

Heather Matzke-Hamlin has served as Senior Vice President and Chief Accounting Officer since February 2005. Prior to joining IHS, Ms. Matzke-Hamlin was Director of Internal Audit at Storage Technology Corporation from February 1999 to February 2005. Prior to joining StorageTek, she spent over nine years with PricewaterhouseCoopers (formerly Price Waterhouse) in audit services. Ms. Matzke-Hamlin holds a bachelor’s degree in accounting from Indiana University and is a Certified Public Accountant in the state of Colorado.

Jeffrey Sisson was appointed Senior Vice President and Chief Human Resources Officer in January 2008. Previously, beginning in January 2005, he was Senior Vice President of Global Human Resources of IHS. From September 2002 to January 2005, Mr. Sisson was a Principal in Executive Partners, a private human resources consulting firm. From July 2001 to August 2002, Mr. Sisson was

Senior Vice President, Human Resources for EaglePicher, Inc. From March 2000 to July 2001, he was Senior Director, Human Resources for Snap-on Incorporated. From February 1998 to February 2000, he was Director, Human Resources for Whirlpool Corporation. Mr. Sisson holds a bachelor’s degree and a master’s degree from Michigan State University.

Richard G. Walker was named Senior Vice President and Chief Strategy Officer in March 2011. He served previously as Senior Vice President with leadership responsibility in Strategy, Marketing, Corporate Development, and Alliances since joining IHS in December 2006. Prior to joining IHS, Mr. Walker was Chief Operating Officer at Autobytel Inc., where he had also served as Executive Vice President of Corporate Development and Strategy since January 2003. Previously, Mr. Walker served as Vice President for LoneTree Capital Management from August 2000 to December 2002. Prior to that, he was the Vice President of Corporate Development for MediaOne from April 1997 to July 2000. Prior to joining MediaOne, Mr. Walker had been with US WEST Communications since 1990, where he was Executive Director of Corporate Development and also held various leadership positions in investor relations, business development, and strategic marketing. Mr. Walker began his career in 1986 as a certified public accountant with Arthur Andersen & Co. in Atlanta, Georgia. Mr. Walker graduated magna cum laude with a bachelor of science degree in business from the University of Colorado and holds a master’s degree in business administration from the Executive Program at the University of Denver.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 7, 2011, as to shares of our Class A common stock beneficially owned by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our executive officers listed in the Summary Compensation Table under “Executive Compensation” in this Proxy Statement, (iii) each of our directors, and (iv) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”

The percentage of common stock beneficially owned is based on 64,838,027 shares of Class A common stock outstanding as of the Record Date, March 7, 2011. There are no shares of Class B common stock outstanding, so no votes from that class may be voted. In accordance with SEC rules, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table each have sole voting and investment power with respect to all shares of common stock beneficially owned by them. No shares of common stock held by our directors or officers have been pledged.

	Class A Common Stock Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	% of Class and Total Voting Power

Jerre L. Stead(2)	534,170	*
Daniel Yergin	238,603	*
Scott Key	69,191	*
Michael J. Sullivan	63,340	*
Jeffrey R. Tarr(3)	86,810	*
C. Michael Armstrong	34,639	*
Steven A. Denning(4)	28,594	*
Ruann F. Ernst	15,450	*
Christoph v. Grolman	2,062	*
Brian H. Hall	15,097	*
Roger Holtback	34,930	*
Balakrishnan S. Iyer	29,039	*
Michael Klein	8,996	*
Richard W. Roedel(5)	43,789	*
All current directors and executive officers as a group (18 persons)	1,292,827	2.0%
Urvanos Investments Limited(6)	14,708,859	22.7%
T. Rowe Price Associates(7)	5,636,140	8.7%
The Woodbridge Company Limited(8)	4,544,409	7.0%

*	Represents less than 1 percent.

(1)	Number of shares beneficially owned includes stock options that are exercisable within 60 days of the record date, restricted stock, restricted stock units and deferred stock units held by the listed executive officers (our “Named Executive Officers”), non-employee directors, and all executive officers. The number of shares beneficially owned excludes performance-based awards held by our executive officers that are payable in common stock upon the achievement of certain performance goals.

The stock options, restricted stock and restricted stock units included in beneficial ownership are as follows:.

Name of Beneficial Owner	Options Exercisable Within 60 days of March 7, 2011	Restricted Stock	Restricted Stock Units and Deferred Stock Units

Stead	75,000	—	41,667
Yergin	12,500	—	194,800
Key	5,000	—	46,000
Sullivan	—	—	16,000
Tarr	—	—	—
Armstrong	—	—	16,539
Denning	—	—	—
Ernst	—	—	15,450
Grolman	—	—	2,062
Hall	—	—	15,097
Holtback	—	—	23,968
Iyer	—	12,500	16,539
Klein	—	—	8,996
Roedel	—	—	24,289
All current executive officers and directors as a group (18 persons)	109,500	12,500	476,143

The excluded performance awards are as follows:

Name of Beneficial Owner	Number of Performance-Based Shares at Target Performance Level	Fiscal Years in Which Performance Will Be Measured

Stead	100,000	2011, 2012, 2013
Yergin	50,000	2011, 2012, 2013
Key	61,000	2011, 2012, 2013
Sullivan	65,000	2011, 2012, 2013
Tarr	—	2011, 2012, 2013
All current executive officers as a group (10 persons)*	447,100	2011, 2012, 2013

*	None of our non-employee directors hold performance-based stock awards.

(2)	Mr. Stead’s reported beneficial ownership includes 258,889 shares held by JMJS II LLLP, a family trust.

(3)	Ownership reported for Mr. Tarr, our former President and Chief Operating Officer, is as of December 31, 2010, the last day Mr. Tarr was subject to Section 16 as a reporting officer of IHS.

(4)	Ownership reported for Mr. Denning is as of January 28, 2011, the last day Mr. Denning was subject to Section 16 as a director of IHS.

(5)	Mr. Roedel’s wife is the holder of all of his reported ownership. Mr. Roedel disclaims beneficial ownership of these shares.

(6)	This information was obtained from American Stock Transfer & Trust Company, our transfer agent, and the security holder. Voting and investment decisions with respect to the common stock that is owned by Urvanos have historically been made by TBG Holdings N.V. (“TBG”), a Malta company, which is the indirect sole owner of the Urvanos Investments Limited (“Urvanos”). Based on information received from our shareholder, TBG is wholly owned indirectly by TB Continuity II Trust (the “Trust”), of which Georg Heinrich Thyssen-Bornemisza is the sole primary beneficiary. George Heinrich Thyssen-Bornemisza is the chairman of the board of directors of TBG. The address of Urvanos is 17 Grigoriou Xenopoulou Street, P.O. Box 54425, Limassol, Cyprus.

(7)	These securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information was obtained from the Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 10, 2011.

(8)	This information was obtained from American Stock Transfer & Trust Company, our transfer agent, representing shares owned as of March 7, 2011 by The Woodbridge Company Limited, 65 Queen Street West, Suite 2400, Toronto, Ontario, M5H 2M8.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4, and 5 with the SEC. Officers, directors, and greater than 10 percent stockholders are required to furnish us with copies of all Forms 3, 4, and 5 that they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that, during the last fiscal year, all filings required under Section 16(a) applicable to the Company’s officers, directors, and 10 percent stockholders were timely, with the exception of a late Form 4 filed during fiscal year 2010 for shares withheld to cover taxes related to a vesting of shares awarded to Mr. Carlson.

Report of the Audit Committee

The following report of the Audit Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving the Company’s accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by the Company’s independent registered public accountants and reviewing their reports regarding the Company’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. The Company’s management is responsible for preparing the Company’s financial statements. The independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent registered public accountants.

To fulfill that responsibility, the Audit Committee has regularly met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements for fiscal year 2010 were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants.

The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company and its management, including any matters in those written disclosures. Additionally, the Audit Committee considered whether the provision of non-audit services was compatible with maintaining such accountants’ independence.

The Audit Committee has discussed with internal accountants and independent registered public accountants, with and without management present, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee approved the inclusion of the audited financial statements for fiscal year 2010 in the IHS Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted on March 23, 2011, by the members of the Audit Committee of the Board:

Mr. Balakrishnan S. Iyer, Chairman

Mr. Roger Holtback

Mr. Richard W. Roedel

Report of the Human Resources Committee

The following report of the Human Resources Committee does not constitute “soliciting material” and shall not be deemed filed or incorporated by reference into any other filing by IHS under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Human Resources Committee of the Board has reviewed and discussed with Company management the Compensation Discussion and Analysis section of this Proxy Statement, as required by Item 402(b) of SEC Regulation S-K. Based on such review and discussion, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted on March 23, 2011 by the members of the Human Resources Committee of the Board:

Mr. Brian H. Hall, Chairman

Mr. C. Michael Armstrong

Dr. Ruann F. Ernst

Mr. Michael Klein

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis will focus on the following:

—	the objectives of our executive compensation program, including the performance it is designed to motivate and reward;

—	the elements of our executive compensation program and their purposes; and

—	how we make compensation decisions and determine the amount of each element of compensation, in general and in fiscal year 2010.

Executive Summary

This past November marked the five-year anniversary of the Company’s initial public offering. During that time, our company has been constantly evolving and improving, in every part of the organization and in every corner of the world. Despite navigating through the constant current of change, the fundamentals of our organization have remained consistent: a focus on delighting the customer in everything we do and creating value and opportunity for our shareholders and colleagues.

At the time of the IPO, we designed a compensation and incentive structure that focused on our key business objectives and has been instrumental in driving performance. We believe this structure works as evidenced by our total shareholder return, as compared to our peers, and the broader indices.

Company	Annualized Total Shareholder Return*
	1-Year	3-Year	5-Year

ADVISORY BOARD CO	55.4%	-9.5%	0.0%
CORPORATE EXECUTIVE BRD CO	67.0%	-11.2%	-13.4%
DUN & BRADSTREET CORP	-0.8%	-0.9%	5.4%
EQUIFAX INC	16.2%	-0.1%	-0.7%
FACTSET RESEARCH SYSTEMS INC	44.1%	20.5%	19.1%
FAIR ISAAC CORP	10.0%	-9.7%	-11.7%
GARTNER INC	84.0%	23.7%	20.8%
MCGRAW-HILL COMPANIES	12.0%	-3.2%	-4.6%
MOODY’S CORP	0.8%	-8.0%	-14.5%
MSCI INC	22.5%	0.5%	—
THOMSON-REUTERS CORP	19.4%	0.5%	4.6%
IHS INC	46.7%	9.9%	31.4%

25th Percentile	11%	-9%	-10%
Median	19%	-1%	0%
75th Percentile	50%	0%	5%
IHS Percentile Rank	73%	82%	100%

S&P 500 COMP-LTD	15.1%	-2.8%	2.3%
DOW JONES INDUSTRIALS-30 STK	14.1%	-1.6%	4.3%
NASDAQ INDEX COMPOSITE	16.9%	0.0%	3.8%

* As of December 31, 2010

In order to achieve superior results, it is imperative to have a performance-based culture with compensation programs that are linked to and reward performance. We have created such a culture at IHS, and we have done so through the alignment of our objectives, measures and reward systems across all levels of the organization.

Our compensation philosophy is critical to the creation of a performance-based culture; it rewards colleagues for performance, for demonstrating our values and for sharing mutual accountability for the long-term success of IHS. This compensation philosophy has been a significant contributor to our success not only in 2010, but in the five years we have been a public company. We have also built a strong alignment with stockholders though our equity program—a critical element of our performance-based culture. The average pay mix for the Chairman/CEO and other executive officers is shown below and reflects this important alignment.

Our compensation programs drive the behaviors necessary to meet or exceed our corporate objectives. Such success ultimately rewards all IHS stakeholders: customers, colleagues, and you, our valued shareowners.

The structure of our executive compensation programs is no different in terms of supporting our company’s overall objectives. Well-structured executive compensation arrangements require balance. This is because compensation needs must reflect many important business variables and time frames. Specifically, among the most important variables that must be managed include:

—	Alignment with company strategy and performance across time, i.e., short-, intermediate-, and long-term performance;

—	Design that properly encourages the necessary tradeoffs between short-term results and greater long-term value;

—	Attraction and retention of key executive talent;

—	Competitiveness with prevailing practices in both level and mix of pay;

—	Program design and overall mix of compensation consistent with both managerial effectiveness and sound governance;

—	Equitable and sensible progression of opportunities across senior positions;

—	Consistent program design that can be reasonably applied to a broader cross-section of positions other than just NEOs;

—	Sensible, sustainable, and proportionate sharing of company success between shareholders and employees.

Balancing these reinforcing (and competing) objectives is what the programs at IHS are intended to do. We believe the programs and related pay opportunities allow us to achieve these objectives in a prudent and effective way. The executive compensation structure at IHS is straightforward, competitive in the marketplace, has a strong emphasis on performance (more than many), and is one that shareholders can strongly support.

We have implemented this structure in a way that supports and properly balances the items outlined above.

Objectives of the Executive Compensation Program

The objectives of our executive compensation program are to:

—	align executive compensation with key stakeholder interests;

—	attract, retain and motivate highly qualified executive talent; and

—	provide appropriate rewards for the achievement of business objectives and growth in stockholder value.

Design of the Total Compensation Program

Our executive compensation program consists of several elements. The following table outlines details of each element.

Component	Purpose	Philosophy Statement

Base Salary	— Pay for expertise and experience	— Generally, targeted at the 50th percentile of peer companies

	— Attract and retain qualified executives	— Actual salaries also based on individual experience, expertise, and performance

Short-Term Incentives	— Pay for demonstration of our core competencies	— Opportunity generally targeted at the 50th percentile

	— Motivate superior operational and financial performance	— Provide for increased opportunity when performance exceeds goals

	— Provide annual recognition of performance	— Measures intended to foster customer delight, sustainable year-over year growth, and value creation

— Align performance and rewards with competitive opportunities

Long-Term Incentives	— Align executives with stockholders	— Appropriate target opportunities based on a review of multiple reference points:

	— Provide incentives to drive long-term value creation	— Market data (50th – 75th percentiles)

	— Ensure long-term retention	— Individual and company performance

	— Align with competitive practices	— Predominant focus on long-term incentive vehicles that reward for results based on long-term financial drivers of shareholder value

— Intended to maintain a meaningful and yet forfeitable ownership stake denominated in our stock

Executive Retirement Benefits	— Contribute to a competitive total rewards package

—  Programs are consistent with those of employees generally, plus restoration for retirement benefits capped by limits imposed by the Internal Revenue Code on compensation that counts as retirement-eligible

Component	Purpose	Philosophy Statement

Employment Agreements	— Attract and retain critical talent, particularly for those roles with a high demand for their expertise and services	— Benefit levels set conservatively compared to peer group practices

	— Institute a measure of protection by requiring non-compete and non-solicitation provisions as a condition of employment	— Protect executives in the case of job loss (except for any termination for cause)

— For change-in-control protection, help ensure that executives consider all appropriate transactions to increase stockholder value

Overview of Executive Compensation Decisions During Fiscal Year 2010

The Human Resources Committee of the Board (the “Committee”) considered a variety of factors in making compensation decisions in fiscal year 2010:

—	experience, responsibilities, and individual and overall company performance;

—	internal equity among senior executives;

—	role an executive plays in our succession planning efforts;

—	competitive market data and trends; and

—	alignment with three key stakeholders—stockholders, customers, and colleagues.

These factors are particularly important in designing compensation arrangements to attract and motivate executives in the markets in which IHS competes.

The Committee also takes into account the necessary balance between appropriately motivating our executives and ensuring that the compensation program does not encourage excessive risk-taking. We believe the balance between short- and long-term incentives supports our shareholders’ desire that we deliver results while ensuring financial soundness of our company over the long term. For fiscal year 2010, the Committee concluded that the compensation program adequately managed risk-taking incentives, including the application of both our annual and long-term incentive plans. Specifically, we continued to rely on our long-term performance measures, stock ownership guidelines, and robust internal controls over financial reporting to ensure that performance-based awards are earned on the basis of accurate financial data. Based on this analysis, the Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our shareholders.

The Committee engages an outside consultant for counsel on executive compensation matters. At the beginning of the year, its outside advisor, Hewitt Associates, undertook a separation of a significant portion of its North American Executive Compensation Practice in order to respond to the need for greater independence in its executive compensation services. This separation resulted in the creation of a new, stand-alone, independent consultancy, Meridian Compensation Partners, LLC. Accordingly, the Committee’s advisor is now Meridian. Meridian only engages in executive compensation and related governance matters and therefore does not perform other unrelated services.

The Committee periodically reviews benchmarking data provided by its external consultant. The advisor provides market references for base salary, short-term incentives, and long-term incentives. Given the volatility in the market, the Committee also reviews overall trend data as it relates to long-term incentives. The peer group in fiscal year 2010 was based on companies that have similar business operations to IHS and are generally considered comparable companies with respect to business results. Our peer group for compensation benchmarking consists of the following companies:

IHS Peer Group for Compensation Benchmarking

Advisory Board Company	FactSet Research Systems Inc.	Moody’s Corporation
The Corporate Executive Board Company	Fair Isaac Corporation	MSCI, Inc.
The Dun & Bradstreet Corporation	Gartner, Inc.	Thomson Reuters Corporation
Equifax Inc.	McGraw-Hill Companies

After reviewing the benchmark data, the Committee considered the recommendations of our Chief Executive Officer (“CEO”) for each of the Named Executive Officers (“NEOs”), excluding the CEO, for base salary adjustments, target short- term incentive levels, and long-term incentive grants. In preparing recommendations and in presenting those recommendations to the Committee, the CEO will work as necessary in conjunction with the Chief Human Resources Officer to understand the relevant market comparisons, internal equity, succession planning and other relevant individual executive considerations. In general, the CEO’s pay recommendations considered the following:

—	performance versus stated individual and Company business objectives;

—	the critical nature of each executive officer to the Company’s future success;

—	market data and the need to retain critical leadership talent.

For the CEO’s compensation, the Committee discussed his compensation in executive session without the CEO present.

In 2010, the Committee considered the following factors in setting the compensation for the CEO: strong company performance, particularly in light of economic conditions; Mr. Stead’s experience level, leadership, and individual performance for the year; and Mr. Stead’s results in building teamwork and collaboration across our global organization as we continue to focus on delighting our customers. The Committee and Mr. Stead have agreed to put more emphasis on pay at risk in his compensation than is given in our stated philosophy.

During fiscal year 2010, the Committee also reviewed tally sheets to ensure that it had a complete understanding of the value of all compensation being delivered currently, as well as potential value in the future. In addition, the Committee reviews at each meeting a summary of the equity position for each executive for those awards that have vested and those that will vest in the future. These analyses were used to help the Committee ensure that:

—	the executive team has a significant forfeitable equity stake; and

—	the amount earned by executives is appropriate at various performance levels.

The Committee believes that the compensation program design is appropriate based on internal and external benchmarks. Most importantly, the Committee believes that the compensation program appropriately rewards stockholder value creation.

Elements of Compensation

Base Salary

Despite our company’s strong performance in 2010, a decision was made to forgo general salary increases for all of our executive officers with the exception of two special circumstances. This decision was made in light of the continued global economic conditions and as a matter of prudence for the company. In general, the CEO is below the 50th percentile market data and the other executive officers are at or below that level.

—	Mr. Key’s salary was increased 5.9 percent to $450,000 to reflect his promotion and leadership for both the Insight and Information businesses.

—

Dr. Yergin’s salary was increased to $600,000 as a result of his new contract and given the fact that he will no longer receive company provided financial counseling and supplemental life and disability insurances. The company has elected to no longer pay for these benefits which have never been provided to other named executive officers.

During 2010, Mr. Stead chose to cease any further accruals in the Company’s Supplemental Retirement Plan. As a result, his payments under this plan commenced January 1, 2010 and equal $214,572 annually. Due to these payments, Mr. Stead chose to reduce his salary by an equal amount. As a result, his new salary was $535,428 effective January 1, 2010.

Short-Term Incentives

Our short-term incentive program is intended to motivate superior operational and financial performance, provide annual recognition of performance, and align performance with the business strategy and objectives. Target incentive opportunities are intended to be competitive with market practice. However, to emphasize pay for performance, payouts are a function of performance and not a result of market benchmarking of the payouts of the peer group.

Each level within IHS has a target annual opportunity as a percentage of base salary. The target opportunities for each level are generally based on 50th percentile market data from our benchmarking analysis, as well as considerations for internal equity. Targets for the NEOs are as follows:

Named Executive Officer	2010 Short-Term Incentive Target as Percentage of Salary

Stead	100%
Yergin	100%
Key	75%
Sullivan	75%
Tarr(1)	75%

(1)	Mr. Tarr resigned as an executive officer of the Company effective December 31, 2010.

In order to achieve the objectives of the compensation program, performance against the metrics in the table below are measured to determine actual amounts earned from the bonus. The Committee believes that these metrics represent key operational and financial criteria for IHS that drive long-term stockholder value. The weightings between financial performance and strategic/individual goals are consistent across the organization.

Metric	Weighting	Payout Level	2010 Goal	Percentage of Target Earned(1)

Corporate Adjusted Earnings per Share
(EPS)(2)	30%	Threshold	$2.75	30%
		Target	$2.93	100%
		Maximum	$3.08	150%
Corporate Adjusted Earnings Before
Interest, Taxes, Depreciation and
Amortization (EBITDA) Margin(2)	35%	Threshold	29%	30%
		Target	30%	100%
		Maximum	31%	150%
Strategic/ Individual Goals	25%	Threshold	Based on CEO	50%
		Target	and/or Committee	100%
		Maximum	Assessment	150%
Customer Delight	10%	Threshold	60%	30%
		Target	62%	100%
		Maximum	64%	150%

(1)	Percentage of target earned is interpolated between these points. No amount is paid below the level identified as “Threshold.”

(2)	Adjusted measures exclude extraordinary items, pension income or expense, and expense related to restricted share grants.

The “Strategic/Individual Goals” portion was primarily tied to an assessment of each NEO’s performance in terms of our four goals as follows:

—	improving on customer satisfaction (“Customer Delight”);

—	fostering a culture that enables colleague success;

—	delivering profitable top and bottom-line growth; and

—	shareowner success relative to peer group.

In addition to earned awards that are possible under the plan as described above, we have a special achievement award. Specifically, the special achievement award is tied to organic revenue growth for all employees eligible for the annual incentive plan, including the NEOs. For every one percent of corporate organic revenue growth above 9.5 percent annual growth in 2010, all plan participants would receive an additional award equal to five percent of the calculated bonus amount. Awards are calculated on a pro-rata basis. The full-year organic growth target under this special achievement plan was not met in 2010 and no payment occurred under this award.

For fiscal year 2010, the results for the NEO short-term incentives were:

Metric	Actual Payout %

Corporate Adjusted EPS	110%
Corporate Adjusted EBITDA Margin %	112%
Overall Customer Delight	65%
Strategic/Individual Performance	Determined by the Committee

The final payout is as follows:

Named Executive Officer	Target Bonus Opportunity	Final Payout

Stead	$750,000	$871,500
Yergin	$600,000	$630,000
Key	$337,500	$385,000
Sullivan	$337,500	$365,000
Tarr(1)	$382,500	$420,000

(1)	Mr. Tarr resigned as an executive officer of the Company effective December 31, 2010.

Long-Term Incentives

Our long-term incentive awards are intended to align executives with stockholders, drive long-term value in the organization, provide for significant long-term retention, and match competitive compensation practices. Awards were granted in February 2010 after approval in the December 2009 Committee meeting. Additional grants were also awarded in August 2010.

Performance Share Units

Performance-based restricted stock units (“PSUs”) strongly align executives both to our financial performance and our stock price. PSUs granted in fiscal year 2010 to each of our NEOs will be earned at the end of fiscal year 2012 if specified performance goals are met. The Committee feels that these goals are key drivers of long-term stockholder value. The awards are denominated and paid in shares of IHS stock so that executives are directly aligned with stockholders during the performance period. The table below applies to all of our NEOs, except for Mr. Stead.

Metric	Weighting	Payout Level	Percentage of Target Shares Earned(2)

2011 Corporate Revenue		Threshold	50%
	50%	Target	100%
		Maximum	175%
2011 Corporate Adjusted EBITDA(1)		Threshold	50%
	50%	Target	100%
		Maximum	175%

(1)	Adjusted measures exclude extraordinary items, pension income or expense, and expense related to restricted share grants.

(2)	If threshold levels are not met, 0 percent of target is earned for that measure.

The Committee sets what it believes to be stretch performance goals for revenue and adjusted EBITDA. To achieve 100 percent of target payout, the Company must grow at a rate in excess of historical industry trends. At the beginning of 2010, when our metrics were put in place for the 2010—2012 long-term performance cycle, the global economic crisis continued to impact many industries in a negative manner. For this reason, the targets which were approved reflect strong year-over-year growth versus broader historical market growth trends and were generally established to motivate strong year-over-year performance during this period of economic uncertainty.

Named Executive Officer	Performance Share Units at Target Performance

Yergin	15,000
Key	18,000
Sullivan	18,000
Tarr(1)	19,000

(1)	Mr. Tarr resigned as an executive officer of the Company effective December 31, 2010.

For 2010, Mr. Stead was granted time-based shares. These shares were to provide recognition for the Company’s outstanding performance during very difficult global economic conditions. These time-based grants are also critical in retaining Mr. Stead over the next two to three years. Mr. Stead continues to participate in our PSU program through awards granted prior to 2010 that cover company performance through 2011. In February 2011, Mr. Stead received a grant of 50,000 PSUs, the vesting of which half is tied to company performance for fiscal year 2012 and half is tied to performance for fiscal year 2013.

A market range of shares between the 50th and 75th percentile was utilized for the NEOs. Within this market range, each individual was granted a differentiated award based on the Committee’s evaluation of performance, potential and an analysis of outstanding unvested equity.

These awards were approved at the December 2009 Committee meeting and were granted in February 2010 based on our annual compensation cycle. The timing of grants for the NEOs is consistent with all other IHS employees.

Special Grants of Time-Based Awards

During 2010, two separate time-based grants were awarded to our executive officers, including Mr. Stead as described above. The first grant occurred in February along with our normal grant cycle and an additional grant was made in August 2010. While our program continues to be focused on PSUs and a strong link to shareholder value creation, the Committee believed it was important to make these time-based grants in 2010 for the following reasons:

—

Despite the Company’s outstanding performance in 2010, the PSUs granted in 2008 for the performance period 2008-2010 vested below target levels due to the fact that performance metrics were set well in advance of the global economic downturn which began in late 2008. Recognition of the value created since the IPO and of our ability to continue to create significant value for shareholders was very important to the Committee.

—	The Committee has a strong desire to retain the current executive team which has been critical to the Company’s ongoing success since our initial public offering in 2005.

—

Our current team of executives is critical to the Company’s ongoing succession planning which continued to evolve during 2010 as we further assessed our executive talent. The Committee believes it is in the best interest of shareholders to retain and motivate the executive team during the unprecedented global recession.

Effective as of July 2, 2010, the Committee approved an employment agreement with Dr. Yergin, replacing Dr. Yergin’s prior employment agreement dated September 1, 2004. The Committee entered into this agreement because of the unique value Dr. Yergin brings to IHS. Dr. Yergin is an internationally respected expert on energy policy, international politics and economics. He is a Pulitzer Prize winning author, a member of the Board of the United States Energy Association, and a member of the National Petroleum Council (see “Officers”). His skills and expertise cannot be found elsewhere. Among other provisions, the agreement provided for a one-time award of 175,000 restricted stock units (“RSUs”) with an eight-year time-based vesting schedule and eligibility for an annual grant of 20,000 PSUs. (See “Executive Employment Agreements.”) The time-based grant will provide for the retention of Dr. Yergin through retirement.

Stock Ownership Guidelines

The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with our stockholders, the Committee has adopted share retention and ownership guidelines for senior management. Our executive officers must retain 50 percent of the net after-tax shares of all non-option awards that were granted after the individual was named an executive officer of the Company. These shares must be held until the executive officer terminates employment with IHS.

The Committee reviews share ownership levels of those persons subject to these guidelines in their annual review of tally sheets. All NEOs are in compliance with these guidelines.

Retirement Benefits and Perquisites

We maintain qualified defined benefit and defined contribution plans with an employer match available to all employees, including the NEOs.

The Company has an unfunded nonqualified defined benefit plan that restores benefits that are not able to be provided under the qualified defined benefit plan due to limits imposed by the Internal Revenue Code. The NEOs are eligible to participate in this plan. We do not provide any other type of nonqualified retirement plan for our NEOs.

We also provide our NEOs with life and medical insurance, pension, and other benefits generally available to all employees. Overall, the Committee believes that the Company provides only de minimis perquisites to our senior executives. Four of the five NEOs received no perquisites. Dr. Yergin’s perquisites were provided pursuant to his employment agreement and represent historical services he received prior to our purchase of CERA in 2004. These perquisites are no longer provided under his new agreement that went into effect in July 2010.

Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs, except for the CEO who does not have an employment agreement. These employment agreements set forth the terms of employment for these NEOs. They establish what is expected of the NEO, compensation elements for which they are eligible, and benefits due to them, if any, upon termination of employment. The particular events chosen to trigger benefits upon employment termination are based on common practices within our peer group for executive severance protections.

Severance protection particularly related to potential change in control (CIC) serves the interest of shareholders. Specifically, by providing severance and other protections related to a CIC enables the following:

—	Neutrality with respect to a potential CIC that allows an executive to focus on shareholder interest and not future employment;

—	Retention of executives involved in the negotiation, consummation, and/or implementation of a CIC;

—	Attracting executives from other industries and geographical regions;

—	Competitive employment arrangements; and

—	Bridge to future employment opportunities.

In a CIC scenario, a double trigger (ownership change and termination of employment) is required before any benefits under the arrangement are due to the NEO, other than the acceleration of vesting of stock awards. The termination benefits are intended to be less generous than competitive compensation practices, but are meaningful and designed to protect stockholder value.

In October 2010, the Company entered into an agreement with Mr. Tarr related to Mr. Tarr’s conclusion of service as the Company’s President and Chief Operating Officer. The Committee approved this agreement in recognition of the years of exemplary service Mr. Tarr provided to the Company, and his contribution to our success since the IPO. The terms of the agreement provided for payment of Mr. Tarr’s cash bonus for fiscal year 2010 and acceleration of the vesting of 62,500 shares under pre-existing time- and performance-based equity awards. In the agreement, Mr. Tarr released the company from all claims on customary terms and conditions.

Impact of Accounting and Tax Treatment

The Committee considers the anticipated accounting and tax treatment to IHS and to the executive officers in its decision-making process. From an accounting perspective, the Committee wishes to ensure that there are no significant negative accounting implications due to the design of the compensation program.

The short-term and long-term incentive plans are generally designed to meet the requirements of Section 162(m) of the Internal Revenue Code. However, the Committee may in the future take actions that it determines are necessary or appropriate to further the best interests of stockholders or to achieve our compensation objectives, but that could cause us to lose all or part of the deduction under Section 162(m) of the Internal Revenue Code.

Our compensation program is also designed with Section 409A of the Internal Revenue Code in mind, so as to avoid additional taxes for our executive officers.

2010 Summary Compensation Table

The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers who served in such capacities as of November 30, 2010. As noted above, we refer to these individuals as our “named executive officers” (“NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Jerre L. Stead(5)	2010	551,934	2,894,250	871,500	93,715	984	4,412,383
Chairman and Chief Executive Officer	2009	750,000	4,431,000	882,750	484,322	1,200	6,549,272
	2008	750,000	—	1,028,344	319,262	2,040	2,099,646

Daniel Yergin	2010	553,231	11,417,368	630,000	89,552	17,300	12,707,451
Executive Vice President and Advisor	2009	511,538	664,650	750,000	83,283	76,231	2,085,702
	2008	500,000	803,270	663,000	61,787	418,162	2,446,219

Scott Key	2010	445,865	2,107,230	385,000	42,138	11,828	2,992,061
President and Chief Operating Officer(6)	2009	408,173	810,600	420,000	41,587	188,384	1,868,744

Michael J. Sullivan	2010	450,000	2,043,570	365,000	38,245	11,835	2,908,650
Executive Vice President and Chief Financial Officer	2009	437,308	886,200	420,000	70,088	11,817	1,825,413
	2008	416,231	1,050,430	374,317	7,633	11,635	1,860,246

Jeffrey R. Tarr(7)	2010	510,000	3,294,470	420,000	43,086	11,943	4,279,499
Former President and Chief Operating Officer	2009	497,308	1,019,130	470,000	55,325	11,925	2,053,688
	2008	480,000	1,235,800	427,791	13,916	11,819	2,169,326

(1)	Reflects the grant–date fair value of time-based RSUs and performance-based restricted stock units PSUs. The value of these awards is calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ASC Topic 718. Any estimated forfeitures are excluded from values reported in this table. For a discussion of the assumptions made in valuing these awards and a description of how we factor forfeitures into our overall equity compensation expense, refer to Note 13, “Stock-Based Compensation,” to our financial statements contained in our annual reports on Form 10-K for the fiscal years ended November 30, 2008, 2009, and 2010.

(2)	Represents performance-based cash payments paid on February 4, 2011 that were earned in fiscal year 2010 under our 2010 annual incentive plan. (See “Compensation Discussion and Analysis—Elements of Compensation—Short-Term Incentives.”)

(3)

Amounts represent the aggregate increase in actuarial value to the NEO of pension benefits accrued during 2010 based on the November 30th measurement date used for financial statement reporting purposes. Assumptions used to calculate the change in pension value are discussed in Note 14, “Employee Retirement Plans,” to our financial statements contained in our annual report on Form 10-K for the fiscal year ended November 30, 2010.

(4)	None of the NEOs had perquisites that had a value in excess of $10,000. The table below provides a breakdown of other annual compensation in 2010 for each of our NEOs.

All Other Compensation

Name	401(k) Company Matching Contributions ($)	Dollar Value of Life Insurance Premiums ($)	Supplemental Life and Disability Insurance Coverage ($)	Total ($)

Stead	—	984	—	984
Yergin	9,925	996	6,379	17,300
Key	11,025	803	—	11,828
Sullivan	11,025	810	—	11,835
Tarr	11,025	918	—	11,943

(5)	During 2010, Mr. Stead elected to cease his nonqualified retirement accruals in the Company’s Supplemental Retirement Plan. He began receiving payments under this plan beginning in January 2010. Due to these payments, Mr. Stead chose to reduce his salary by the amount that he was receiving through the retirement plan.

(6)	As of November 30, 2010, Mr Key was our Senior Vice President of Global Products and Services; effective January 1, 2011, he became our President and Chief Operating Officer.

(7)	Mr. Tarr resigned from IHS effective December 31, 2010.

2010 Grants of Plan-Based Awards During Fiscal Year

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2010. During fiscal year 2010, none of the NEOs received any stock options.

Grants of Plan-Based Awards

Name	Grant Date	Date Award Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (3)		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)

Stead			262,500	750,000	1,237,500
	2/1/2010	12/16/2009							25,000		1,302,750
	8/6/2010	7/21/2010							25,000		1,591,500
Yergin			210,000	600,000	990,000
	2/1/2010	12/16/2009				7,500	15,000	26,250			781,650
	7/2/2010	3/9/2010							175,000		10,171,000
	8/6/2010	7/21/2010							7,300		464,718
Key			118,125	337,500	556,875
	2/1/2010	12/16/2009				9,000	18,000	31,500	9,000		1,406,970
	8/6/2010	7/21/2010							11,000		700,260
Sullivan			118,125	337,500	556,875
	2/1/2010	12/16/2009				9,000	18,000	31,500	9,000		1,406,970
	8/6/2010	7/21/2010							10,000		636,600
Tarr			133,875	382,500	631,125
	2/1/2010	12/16/2009				9,500	19,000	33,250	9,500		1,485,135	(5)
	8/6/2010	7/21/2010							11,000		700,260
	10/29/2010	10/28/2010								(6)	1,109,075	(6)

(1)	The amounts in these columns reflect ranges of possible payouts under our 2010 annual incentive plan. Under this plan, threshold performance must be met in order for there to be any payout. We made various assumptions to determine the estimated payouts as shown in the table above, including:

•	Threshold amounts assume financial performance payout at 30 percent and individual performance payout at 50 percent.

•	Target amounts assume financial and individual performance payout at 100 percent.

•

Stretch, or maximum, amounts assume financial and individual performance payout at 150 percent. Additionally, we assumed payout at 10 percent of the core calculated for the organic revenue special award achievement.

(2)	Represents shares of our common stock underlying PSUs granted to our NEOs under our Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”). The actual payout of shares under the PSU grants will be determined in the first quarter of fiscal year 2013 based on performance achieved in fiscal year 2012. (See “Compensation Disclosure and Analysis—Elements of Compensation—Long-Term Incentives”).

(3)	Represents shares of our common stock underlying RSUs granted to our NEOs under the Plan. These awards vest on the dates shown in the table below, “Outstanding Equity Awards at 2010 Fiscal Year End.”

(4)	The grant date fair value of PSUs is calculated by multiplying the fair market value of a share of our common stock, as determined under the Plan, on the date of grant by the target number of shares granted. Under the Plan, the fair market value for a share of our common stock is the average of the high and low trading prices on the date of grant.

(5)	Under the terms of an agreement between the Company and Mr. Tarr related to Mr. Tarr’s resignation as an executive officer of the Company, the 19,000 PSUs granted on February 1, 2010 were forfeited on December 31, 2010.

(6)	On October 29, 2010, per the terms of an agreement between the Company and Mr. Tarr related to Mr. Tarr’s resignation as an executive officer of the Company, the vesting terms were modified for 62,500 RSUs and PSUs previously granted to Mr. Tarr. These shares were paid to Mr. Tarr on December 31, 2010. The grant date value reported in the table is equal to the incremental fair value of these awards, computed as of the modification date.

Narrative Disclosure to 2010 Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

In fiscal year 2010, all of our non-equity and equity incentive compensation awards were made under and subject to the terms of our Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”).

In 2010, we granted PSUs and RSUs to each of the NEOs, except for Mr. Stead, who received RSUs only in 2010. (See “Compensation Discussion and Analysis—Elements of Compensation—Performance Share Units”) The PSUs will be earned after the end of fiscal year 2012 if specified performance goals are met. The awards are paid in shares of common stock, and have dividend equivalent rights that are payable only if the underlying awards vest. The RSUs will vest over a period of two to three years, except for an award of RSUs to Dr. Yergin that will vest over a period of eight years.

In October 2010, the Company and Mr. Tarr entered into an agreement related to Mr. Tarr’s resignation as an executive officer of IHS. In this agreement, the vesting terms were modified for 62,500 PSUs and RSUs so that Mr. Tarr would receive the shares underlying these awards on the earlier of his final day of service or December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information concerning the current holdings of stock options, RSUs, and PSUs by our named executive officers as of November 30, 2010, the last day of our fiscal year 2010. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by $72.32, the closing price of our common stock on November 30, 2010, the last day of our fiscal year. None of the NEOs had unexercisable options at the end of the fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Stead	75,000	(2)	37.65	1/29/2015	88,500	(4)	6,400,320	50,000	(9)	3,616,000
Yergin	12,500	(2)	37.65	1/29/2015	217,310	(5)	15,715,859	30,000	(10)	2,169,600
Key	5,000	(2)	37.65	1/29/2015	42,480	(6)	3,072,154	36,000	(10)	2,603,520
Sullivan	0		—	—	32,090	(7)	2,320,749	38,000	(10)	2,748,160
Tarr	12,500	(2)	37.65	3/31/2011		(8)			(8)
	30,500	(3)	30.80	3/31/2011

(1)	The option price is equal to the closing price of IHS Stock on the date of grant.

(2)	Of the total options granted (equal to the sum of the options exercisable), one-third vested and became exercisable on each of January 29, 2008, January 29, 2009, and January 29, 2010.

(3)	These options vested on July 24, 2010.

(4)	Consists of 50,000 RSUs and 38,500 PSUs. The RSUs vest as follows: 8,333 on each of February 1, 2011 and February 1, 2012; 8,334 vest on February 1, 2012; and 12,500 on each of August 6, 2011 and August 6, 2012. The PSUs vested on January 13, 2011, based upon 2010 financial performance.

(5)	Consists of 207,300 RSUs and 10,010 PSUs. The RSUs vest as follows: 12,500 on each of January 15, 2011 and January 15, 2012; 3,650 on each of August 6, 2011 and August 6, 2012; and 20,000 on each July 1 of years 2011 through 2015; and 25,000 on each July 1 of years 2016 through 2018. The PSUs vested on January 13, 2011, based upon 2010 financial performance.

(6)	Consists of 24,000 RSUs and 18,480 PSUs. The RSUs vest as follows: 3,000 on each of February 1, 2011, February 1, 2012, and February 1, 2013; 5,500 on each of August 6, 2011 and August 6, 2012; and 4,000 on July 10, 2011. The PSUs vested on January 13, 2011 based upon 2010 financial performance.

(7)	Consists of 19,000 RSUs and 13,090 PSUs. The RSUs vest as follows: 3,000 on each of February 1, 2011, February 1, 2012, and February 1, 2013; and 5,000 on each of August 6, 2011 and August 6, 2012. The PSUs vested on January 13, 2011 based upon 2010 financial performance

(8)	Excludes 20,000 PSUs that were outstanding on November 30, 2010, but were forfeited on December 31, 2010 per the terms of an agreement related to Mr. Tarr’s resignation as an executive officer of the Company.

(9)	This award consists of PSUs granted in 2009 that will pay out based upon company performance in 2011. The PSUs have three key payout levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The numbers of shares reported in the table above are at the target payout level. The following table describes the payout levels at threshold and maximum performance levels.

(10)	These awards consists of PSUs granted in 2009 and 2010 that will pay out based upon company performance in 2011 and 2012, respectively. The PSUs have three key payout levels: threshold, target, and maximum. If threshold performance is not met, the award will be forfeited. The numbers of shares reported in the table above are at the target payout level. The following table describes the payout levels at threshold and maximum performance levels.

PSUs Outstanding at End of Fiscal Year 2010

		Threshold		Target		Maximum Performance

Name	Performance Year Measured	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)	Number of Unearned Units That Have Not Vested (#)	Market Value of Unearned Units That Have Not Vested ($)

Stead	2011	25,000	1,808,000	50,000	3,616,000	87,500	6,328,000
Key	2011	9,000	650,880	18,000	1,301,760	31,500	2,278,080
	2012	9,000	650,880	18,000	1,301,760	31,500	2,278,080
Yergin	2011	7,500	542,400	15,000	1,084,800	26,250	1,898,400
	2012	7,500	542,400	15,000	1,084,800	26,250	1,898,400
Sullivan	2011	10,000	723,200	20,000	1,446,400	35,000	2,531,200
	2012	9,000	650,880	18,000	1,301,760	31,500	2,278,080
Tarr(1)

(1)	Excludes 20,000 PSUs at target that were outstanding on November 30, 2010, but were forfeited on December 31, 2010 per the terms of an agreement related to Mr. Tarr’s resignation as an executive officer of the Company. Of the awards forfeited, (a) 1,000 of the shares were for the 2011 performance year and had a threshold payout of 500 shares and a maximum payout of 1,750 shares, and (b) 19,000 of the shares were for the 2012 performance year and had a threshold payout of 9,500 shares and a maximum payout of 33,250 shares.

Option Exercises and Stock Vested During Fiscal Year 2010

The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of our named executive officers during the fiscal year ended November 30, 2010 on the exercise of stock options and the vesting of RSUs and PSUs.

Option Exercises and Stock Vested

Option Awards			Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Stead			92,667	5,121,705
Yergin			60,442	3,280,545
Key			8,108	448,129
Sullivan	10,000	296,617	37,067	2,048,693
Tarr	19,000	643,327	120,933	7,853,967	(3)

(1)	Value realized on option exercises is the difference between the market price of the underlying shares at exercise and the option exercise price.

(2)	Value realized on vesting is calculated by multiplying the number of shares vesting by the average of the high and low trading prices on the vesting date (the fair market value as authorized in the Plan). The value realized upon vesting does not necessarily reflect the actual proceeds that may have been or will in the future be received by the named executive officer upon the sale of the shares that vested.

(3)	The value realized on vesting for Mr. Tarr is the sum of (a) $3,357,092, which represents the value of awards vested and released during 2010 under the original terms of Mr. Tarr’s stock awards, and (b) $4,496,875, which represents the value of 62,500 RSUs and PSUs on October 29, 2010, the day the terms of these awards were modified pursuant to an agreement between Mr. Tarr and the Company related to his resignation. The terms of the 62,500 RSUs and PSUs were modified so that Mr. Tarr would receive the shares underlying these awards on the earlier of Mr. Tarr’s final service date or December 31, 2010.

Pension Benefits

IHS sponsors a tax-qualified defined benefit pension plan (Retirement Income Plan) for all U.S. employees. The Company also sponsors a nonqualified supplemental retirement plan to provide benefits to participants that are limited by IRS Code limits that apply to tax-qualified defined benefit plans. Under the Code, the maximum permissible benefit from the qualified plans, for retirements in 2010, is $195,000, and annual compensation exceeding $245,000 in 2010 cannot be considered in computing the maximum permissible benefit under the plans. Benefits under the Supplemental Plan replace the benefits that would have been provided if the IRS Code limits were not in place.

The table below sets forth the present value of accumulated benefits payable at age 65 (or later if applicable) as of November 30, 2010.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year($)

Jerre Stead(1)	Qualified	10.0	621,332	—
	Supplemental	35.0	2,714,265	189,813	(3)
Daniel Yergin	Qualified	4.6	153,712	—
	Supplemental	4.6	159,780	—
Scott Key	Qualified	4.6	82,698	—
	Supplemental	4.6	44,659	—
Michael Sullivan	Qualified	11.1	135,865	—
	Supplemental	11.1	67,705	—
Jeffrey Tarr(2)	Qualified	6.0	84,052	—
	Supplemental	6.0	79,548	—

(1)	In 2003, Mr. Stead was granted an additional 25 years of benefit service under the supplemental retirement plan, which is $2,291,395 of the present value listed above. None of the other NEOs has received any additional years of benefit service beyond their years actually worked.
(2)	Mr. Tarr resigned as an executive officer of the Company effective December 31, 2010.
(3)	In January 2010, Mr. Stead began receiving payments under the Retirement Income Plan. The amount reported in this table is the actual amount Mr. Stead received in fiscal year 2010. The annual amount of payments Mr. Stead receives under the Retirement Income Plan equals $214,572.

Accrued Benefit

The accrued benefit is calculated according to the formula outlined below:

A.	Benefit Accrued as of April 30, 2006: (i)+(ii)+(iii)*

i. 1.25 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 up to covered compensation times years of benefit service (maximum 30 years),

ii. 1.70 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 in excess of covered compensation times years of benefit service (maximum 30 years), plus

iii. 0.5 percent of highest five years’ average compensation in last 10 years as of April 30, 2006 times years of benefit service in excess of 30 years.

Plus

B.	From May 1, 2006, 15 percent of pensionable earnings, payable at age 65 as a lump sum pension.

*	Note for grandfathered participants, all service is covered under portion A. In the table above, Mr. Stead is the only grandfathered NEO.

Vesting

Participants are 100 percent vested in their benefit at the time they are credited with three years of vesting service or the date they reach age 65. Vesting may be accelerated in years in which we make a transfer of surplus plan assets to the retiree medical accounts to provide for retiree medical coverage. Participants who were eligible employees as of May 1, 2006 are fully vested.

Retirement Eligibility

Normal retirement age under the plan is 65, but a participant who terminates employment with at least ten years of vesting service may retire as early as age 55. Under Formula A above, participants who terminate employment after age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 62. Participants who terminate employment before age 55 with ten years of vesting service will receive a benefit reduction equal to 0.5 percent for each month that benefit commencement precedes age 65. Formula A will be actuarially reduced for benefit commencements prior to age 55.

Under Formula B, participants who terminate prior to age 65 will receive a benefit reduction equal to 4.5 percent compounded annually for each year commencement precedes age 65

Potential Payments upon Termination or Change in Control

The Company has entered into certain agreements that provide for compensation to the NEOs in the event of certain forms of termination of employment, including a Change in Control (CIC). Each of the NEOs except for Mr. Stead has an employment agreement with the Company; all of the NEOs including Mr. Stead benefit from accelerated vesting of all or a portion of their equity awards following certain termination events, pursuant to the terms of their equity award agreements.

In addition to the amounts discussed in the tables below, all of the NEOs may receive payouts from our qualified plans in the same manner that any salaried employee would (e.g., life or disability insurance payouts, pension plan payouts).

The tables below provide details of the nature and amounts of compensation to each NEO, assuming a hypothetical termination on November 30, 2010, the last day of our fiscal year. The tables are based on the following four scenarios:

1.	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause

This category refers to voluntary terminations by the executive other than for Good Reason (i.e., resignations, retirements, or other terminations by mutual agreement), as well as terminations by the company for Cause (e.g., willful failure to perform material duties). In October 2010, the Company and Mr. Tarr entered into an agreement related to his resignation as an executive officer of the Company, as described below.

2.	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to CIC)

This category refers to voluntary terminations by the executive for Good Reason or involuntary terminations by the Company without Cause. This form of termination covers events outside of a CIC context.

For Messrs. Sullivan and, Key, “Good Reason” is defined as any breach by the Company of its material obligations under each executive’s employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days of receipt of notice.

For Dr. Yergin, “Good Reason” is defined the same way, but also may be triggered if Dr. Yergin’s principal location of work is moved more than 50 miles (other than any relocation recommended or consented to by Dr. Yergin); it being understood that Dr. Yergin may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

3.	Involuntary Termination Without Cause, or Termination for Good Reason (CIC)

Within the employment agreements of Messrs. Sullivan, Key, and Yergin, and under the Company’s Long-Term Incentive (LTI) plan document, “Change in Control” is defined as follows:

•

The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than 50 percent of the total combined voting power of all outstanding securities of the Company;

•

A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

•

A reverse merger in which the Company is the surviving entity but in which securities possessing more than 50 percent of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

•	The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

•	The approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

•

As a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

For Messrs. Sullivan, Key, and Yergin, “Good Reason” following a CIC is defined as follows:

•	The material diminution of position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

•

The breach by the Company of any of its material obligations under the employment agreement, excluding immaterial actions (or failures of action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by the Company within 30 days after receipt of such notice thereof;

•

The Company’s relocation of the executive’s principal location of work by more than 50 miles (other than any relocation recommended or consented to by the executive); it being understood that the executive may be required to travel on business to other locations as may be required or desirable in connection with the performance of job duties.

For all executives, unvested equity awards (i.e., stock options, PSUs, and time-based RSUs) vest automatically in the event of a CIC. For Messrs. Sullivan, Key, and Yergin, other severance is earned if they are terminated involuntarily without Cause or voluntarily with Good Reason within 15 months following a CIC.

4.	Death or Disability

For all equity compensation awards, “Disability” is defined as a mental or physical illness that entitles one to receive benefits under the company’s long-term disability plan.

Potential Post-Termination Payments Table—Stead(1)

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)	Death	Disability

Cash Compensation:
Cash Severance(1)	—	—	—	—	—
Bonus Compensation(1)	—	—	—	—	—

Long-Term Incentive Compensation:
Stock Options(2)	—	—	—	—	—
Performance RSUs (PSUs)(3)	$6,400,320	$6,400,320	$7,232,000	$7,232,000	$7,232,000
Time-Vested RSUs(4)	—	—	$3,616,000	$3,616,000	$3,616,000

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	—	—	—	—
Excise Tax & Gross-Up	—	—	—	—	—
Total	$6,400,320	$6,400,320	$10,848,000	$10,848,000	$10,848,000

(1)	Mr. Stead does not have an employment agreement; payments to him upon termination are limited to the provisions of his award agreements for equity compensation.

(2)	Mr. Stead has no unvested stock options outstanding.

(3)	The value for PSUs is based on the Company’s stock price at the end of the 2010 fiscal year. Mr. Stead’s PSU award for the 2008-2010 performance period is vested subject to certification; the value of that award is included in this table based on actual payout at 77 percent of Target (for terminations unrelated to Change in Control, death or Disability; for such terminations, the award vests at Target). Other unvested PSUs vest at Target in the event of death, Disability, or Change in Control, and based on actual results for any termination following November 30, 2010 (presented based on Target amounts in this table since the performance period is incomplete).

(4)	The value of time-bested RSUs is based on the company’s stock price at the end of the 2010 fiscal year. Mr. Stead’s time-vested RSU awards vest in the event of death, Disability, or Change in Control. They also vest for any other form of termination if it takes place on or after February 1, 2012, but are forfeited for a termination prior to that date (unless related to death, Disability or Change in Control).

Potential Post-Termination Payments Table—Yergin

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability

Cash Compensation:
Cash Severance(1)	—	$1,800,000	$2,400,000	—	—
Bonus Compensation(1)	—	$600,000	$600,000	$600,000	$600,000

Long-Term Incentive Compensation:
Stock Options(2)	—	—	—	—	—
Performance RSUs (PSUs)(3)	—	—	$3,109,760	$3,109,760	$3,109,760
Time-Vested RSUs(4)	—	$12,656,000	$14,991,936	$8,663,936	$8,663,936

Benefits & Perquisites:
Retirement Enhancement	—	—	—	—	—
Welfare Benefits Continuation	—	—	—	—	—
Outplacement Assistance	—	$12,500	$12,500	—	—
Excise Tax & Gross-Up (6)	—	—	—	—	—
Total	—	$15,068,500	$21,114,196	$12,373,696	$12,376,960

(1)	Dr. Yergin receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to death, Disability, or Change in Control) or at actual results for the full year (following termination outside of a Change in Control – presented at Target in this table). A portion of Dr. Yergin’s cash payment is made during the year following termination.

(2)	Dr. Yergin has no unvested stock options outstanding.

(3)	The value for PSUs is based on the Company’s stock price at the end of the 2010 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)	The value for time-vested RSUs is based on the Company’s stock price at the end of the 2010 fiscal year. One of Dr. Yergin’s unvested awards vests in full upon Change in Control, or for any termination by the Company other than for Cause, or for a termination by Dr. Yergin for Good Reason, and vests at 50 percent for a termination due to death or Disability. Other unvested awards vest in full in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control; other severance is earned for a qualified termination following a Change in Control.

(6)	Dr. Yergin has no excise tax protection in place.

Potential Post-Termination Payments Table—Key

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability

Cash Compensation:
Cash Severance(1)	—	$1,181,250	$1,575,000	—	—
Bonus Compensation(1)	—	$337,500	$337,500	$337,500	$337,500

Long-Term Incentive Compensation:
Stock Options(2)	—	—	—	—	—
Performance RSUs (PSUs)(3)	—	—	$4,339,200	$4,339,200	$4,339,200
Time-Vested RSUs(4)	—	—	$1,735,680	$1,735,680	$1,735,680

Benefits & Perquisites:
Retirement Enhancement(6)		$88,748	$88,748	—	—
Welfare Benefits Continuation(7)	—	$20,321	$27,094	—	—
Outplacement Assistance	—	$12,500	$12,500	—	—
Excise Tax & Gross-Up(8)	—	—	$2,895,123	—	—
Total	—	$1,640,319	$11,010,845	$6,412,380	$6,412,380

(1)	Mr. Key receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a pro-rata bonus payment at Target (following termination due to death, Disability, or Change in Control) or at actual results for the full year (following termination outside of a Change in Control – presented at Target in this table).

(2)	Mr. Key has no unvested stock options outstanding.

(3)	The value for PSUs is based on the company’s stock price at the end of the 2010 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)	The value for time-vested RSUs is based on the company’s stock price at the end of the 2010 fiscal year. Mr., Key’s time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control; other severance is earned for a qualified termination following a Change in Control.

(6)	Mr. Key receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.

(7)	Mr. Key receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). “Welfare Benefits” denotes health care, dental, and vision benefits.

(8)	Mr. Key is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the IRS Code). This payment is only triggered in a Change in Control situation. Mr. Key is in an excise tax position as of November 30, 2010.

Potential Post-Termination Payments Table—Sullivan

Executive Benefit and Payments Upon Separation	Voluntary Termination Other Than For Good Reason, or Involuntary Termination for Cause	Involuntary Termination Without Cause, or Termination for Good Reason (not Related to Change in Control)	Involuntary Termination Without Cause, or Termination for Good Reason (Change in Control)(5)	Death	Disability

Cash Compensation:
Cash Severance(1)	—	$1,181,250	$1,575,000	—	—
Bonus Compensation(1)	—	$337,500	$337,500	$337,500	$337,500

Long-Term Incentive Compensation:			—	—	—
Stock Options(2)	—	—	—	—	—
Performance RSUs (PSUs)(3)	—	—	$3,977,600	$3,977,600	$3,977,600
Time-Vested RSUs(4)	—	—	$1,374,080	$1,374,080	$1,374,080

Benefits & Perquisites:
Retirement Enhancement(6)	—	$71,609	$71,609	—	—
Welfare Benefits Continuation(7)	—	$20,321	$27,094	—	—
Outplacement Assistance	—	$12,500	$12,500	—	—
Excise Tax & Gross-Up(8)	—	—	—	—	—
Total	—	$1,623,180	$7,375,383	$5,689,180	$5,689,180

(1)

Mr. Sullivan receives a multiple of base salary and target bonus (1.5X for a termination without Cause or for Good Reason, 2X if termination follows a Change in Control) plus a pro-rata payment at Target (following termination due to death, Disability, or Change in Control) or at actual results for the full year (following termination outside of a Change in Control – presented at Target in this table).

(2)	Mr. Sullivan has no unvested stock options outstanding.

(3)	The value for PSUs is based on the Company’s stock price at the end of the 2010 fiscal year assuming vesting based on Target performance. Actual awards will vest based on actual performance, once the Board has certified the results. All unvested PSUs vest at Target in the event of death, Disability, or Change in Control.

(4)	The value for time-vested RSUs is based on the Company’s stock price at the end of the 2010 fiscal year. Mr. Sullivan’s time-vested RSU awards vest in the event of death, Disability, or Change in Control.

(5)	Equity awards vest in the event of a Change in Control; other severance is earned for a qualified termination following a Change in Control.

(6)	Mr. Sullivan receives a retirement enhancement in the event of termination without Cause or for Good Reason (either within a Change in Control situation, or outside of one). This is an actuarially calculated value equal to a two-year credit in the retirement programs in which the executives participate. A discussion of the assumptions made in determining this increase is included in the Annual Report on Form 10-K for the period.

(7)	Mr. Sullivan receives welfare benefits continuation under certain termination scenarios, equal to 18 months (outside of a Change in Control) or 24 months (following a Change in Control). “Welfare Benefits” denotes health care, dental, and vision benefits.

(8)	Mr. Sullivan is eligible to receive an additional payment sufficient to offset the levying of an excise tax on excess parachute payments (as defined by section 280(g) of the IRS Code). This payment is only triggered in a Change-in-Control situation. Mr. Sullivan is not in an excise tax position as of November 30, 2010.

Post Termination Payments—Tarr

On October 29, 2010, the Company and Mr. Tarr entered into an agreement related to Mr. Tarr’s resignation as an employee and executive officer of IHS. Under the terms of this agreement, Mr. Tarr would (a) remain employed as an executive officer of the Company through December 31, 2010, (b) receive his annual bonus payment for the fiscal year 2010; and (c) receive acceleration of 62,500 then unvested RSUs and PSUs and would forfeit another 20,000 PSUs. On December 31, 2010, the 62,500 RSUs and PSUs that were accelerated were paid to Mr. Tarr in the form of 62,500 shares of common stock. The table below reflects the bonus payment made to Mr. Tarr and the value of the accelerated RSUs and PSUs as of November 30, 2010. Had IHS terminated his employment on November 30, 2010, we would have also paid him $58,846, the amount of his December 2010 regular salary.

Actual Post-Termination Payments—Tarr
Cash
2010 Bonus Payout	$420,000
Long Term Incentive Compensation
Time- and Performance-Based RSUs	$4,520,000

Total	$4,940,000

Executive Employment Agreements

We have entered into an employment agreement with each of our executive officers, except for the CEO who does not have an employment agreement. Each of our NEOs, other than the CEO, has an employment agreement that sets forth the terms of employment, establishes the duties and expectations of the NEO, and details the compensation elements and benefits due to them, if any, upon termination of employment.

Below are descriptions of the employment agreements for our NEOs. These descriptions are intended to be summaries and do not describe all provisions of the agreements. You will find the full text of each agreement filed as exhibits to our public filings with the SEC.

Each of the employment agreements described below provides for certain benefits upon termination of employment (for a summary of these benefits, see “Potential Payments upon Termination or Change in Control” above).

Jeffrey R. Tarr. During fiscal year 2010, Mr. Tarr served as President and Chief Operating Officer under an employment agreement substantively similar in terms to the agreements entered into with Messrs. Sullivan and Key, respectively, as described below. On October 29, 2010, Mr. Tarr decided not to renew his employment agreement that would have otherwise been renewed under its terms on December 1, 2010. At that time, Mr. Tarr agreed to continue to serve as President and Chief Operating Officer through December 31, 2010. Effective October 29, 2010, the Company and Mr. Tarr entered into an agreement regarding the non-renewal of Mr. Tarr’s employment agreement. Terms of the agreement include the provision for his continued service through December 31, 2010 or such earlier date when his employment would have ended. Provisions of the agreement also included payment of Mr. Tarr’s cash bonus for fiscal year 2010 on the date in 2011 when bonuses for 2010 are paid, acceleration of vesting of 62,500 shares under pre-existing time- and performance-based equity awards to be delivered on his termination date, and forfeiture of 20,000 unvested shares under Mr. Tarr’s other pre-existing performance-based equity awards. In addition, Mr. Tarr agreed to release the company from all claims with other customary terms and conditions.

Michael J. Sullivan and Scott Key. The employment agreements with each of Michael J. Sullivan and Scott Key include the following provisions.

Term. Each agreement has an initial term of one year, and it renews automatically on each anniversary of that date for an additional one-year period, unless the executive’s employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. For Mr. Sullivan, the effective date is November 1, 2004 and for Mr. Key it is October 31, 2007.

Base salary, bonus, and benefits. The agreements of Messrs. Sullivan and Key provide for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Under their agreements, Messrs. Sullivan and Key are eligible for an annual bonus pursuant to our then current annual incentive plan. Messrs. Sullivan and Key are also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives. Each of these agreements has been amended as follows: (a) on November 7, 2007, to modify the severance and change in control benefits provided by each agreement (as described in “Potential Payments upon Termination or Change in Control” above); (b) in 2009 (October 22 for Mr. Key and October 21 for

Mr. Sullivan) to state that the calculation of performance-related bonus amounts will be based on actual financial results upon Involuntary Termination without Cause; and (c) on December 3, 2010, to provide that severance becomes payable on termination only when the executive executes a release of claims in favor of the Company and to make technical changes to assure compliance under Section 409A.

Tax indemnity. Under their agreements, if any amounts or benefits received under the agreements or otherwise are subject to the excise tax imposed under Section 4999 of the IRS Code, an additional payment will be made to restore Messrs. Sullivan or Key to the after-tax position that he would have been in if the excise tax had not been imposed.

Covenants. Under their agreements, Messrs. Sullivan and Key have agreed to maintain the confidentiality of our proprietary or confidential information at all times during their respective employments and thereafter unless first obtaining the prior written consent of our Board. Each of them has also agreed not to compete with us during their respective terms of employment and for a restricted period, as described below, after any termination of employment. Each of them has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under each of their agreements, the “restricted period” means the longer of (i) the one-year period following termination of employment of that executive or (ii) in the event the executive in question receives payments as a result of his resignation for good reason, termination without cause, or following a change in control, in an amount greater than one year of his then base salary, the period following his termination of employment equal to the total number of months upon which those payments are calculated, up to a maximum period of two years.

Daniel Yergin. In July 2010, we entered into a new employment agreement with Daniel Yergin. This new employment agreement replaced Dr. Yergin’s prior employment agreement dated September 1, 2004, and was intended to reflect the unique value that Dr. Yergin brings to IHS (see “Compensation Discussion and Analysis” above).

The following is a description of the material terms of that agreement with Dr. Yergin.

Term. The effective date of Dr. Yergin’s agreement was July 2, 2010. It has an initial term of one year, and it renews automatically on each anniversary of that date for an additional one-year period, unless his employment is terminated earlier in accordance with his agreement or either party notifies the other party in writing at least 30 days prior to the applicable anniversary of the commencement date. The agreement also includes change in control and other termination provisions (as described in “Potential Payments upon Termination or Change in Control” above).

Base salary, bonus and benefits. The agreement provides for a base salary, to be reviewed and increased by the Human Resources Committee of our Board in its sole discretion (as described under “Compensation Discussion and Analysis” above). Dr. Yergin is eligible for an annual bonus of up to 100 percent of his base salary (at “target” performance) or up to 150 percent for meeting predetermined objectives. Any bonus would be subject to our then current annual incentive plan. Dr. Yergin is also entitled to participate in the employee benefits plans, programs, and arrangements as are customarily accorded to our executives.

Equity Incentives. Under the agreement, Dr. Yergin is eligible to receive annual grants to 20,000 PSUs, up to a maximum of 100,000 PSUs. In addition, Dr. Yergin received a one-time award of 175,000 restricted stock units as of the effective date of his agreement. These restricted stock units vest over a period of eight years.

Covenants. Dr. Yergin has agreed to maintain the confidentiality of our proprietary or confidential information at all times during his employment and thereafter unless first obtaining the prior written consent of IHS. He has also agreed not to compete with us during the term of his employment and for a restricted period, as described below, after any termination of employment, subject to specific exclusions and definitions of permissible advisory and academic activities. He has also agreed not to solicit, hire, or cause to be hired any of our employees or employees of any of our subsidiaries for or on behalf of any competitor during that restricted period. Under Dr. Yergin’s agreement, the “restricted period” means the two-year period following termination of his employment.

Certain Relationships and Related Transactions

Review and Approval of Related Party Transactions

We follow processes and policies that are designed to detect and, if appropriate, approve and disclose any transaction that would constitute a “related party transaction” under SEC rules. That would mean any transaction in which the amount involved would exceed $120,000 and the parties involved would include any IHS directors, executive officers, greater than five percent stockholders, or any immediate family members or affiliates of any of them. It could include direct or indirect interests in the transaction or the parties involved.

Our Board of Directors has delegated this responsibility for reviewing related party transactions to the Nominating and Governance Committee. To support this process, each year we solicit internal disclosure of any transactions between IHS and its directors and officers, their immediate family members, and their affiliated entities, including the nature of each transaction and the amount involved. The Nominating and Governance Committee annually reviews and evaluates that information with respect to directors as part of its assessment of each director’s independence.

In addition, all directors, officers and employees of IHS are governed by the IHS Code of Conduct and our Conflict of Interest Policy that requires directors to inform the Corporate Secretary and employees to inform the General Counsel or Chief Compliance Officer of any existing or proposed relationship, financial interest, or business transaction that could, or might appear to be, a conflict of interest.

If the Nominating and Governance Committee were presented with a proposed related party transaction, it would evaluate the business purpose and the risks involved to ensure that the proposed transaction would be in the best interest of IHS and its shareholders. Factors would include determining whether the transaction would be as favorable to IHS as comparable transactions with non-related parties as well as a requirement that the related party transaction follow the same bidding, review, and approval processes and the same standards that would apply to comparable transactions with unaffiliated entities.

Based on these processes and reviews, the Nominating and Governance Committee determined for fiscal year 2010 that IHS has not been a party to any “related party transaction.”

Relationships with Security Holders

Historically—prior to September 2008—a majority of our voting interest was held by TBG Holdings N.V. (“TBG”), a Malta company, or its predecessor entities, through shares held directly and through its indirect sole ownership of Urvanos Investments Limited, a Cyprus limited liability company (“Urvanos”). As of the Record Date, TBG’s aggregate voting power was approximately 23 percent.

We do not face, and have not in the past faced, liabilities (including relating to environmental or health and safety matters) with respect to any properties, businesses or entities that are not part of our core business but are now or were historically owned by TBG or its affiliates, and we do not anticipate incurring such liabilities in the future. However, we cannot provide assurances that this will continue to be the case. We have entered into an agreement with TBG in which each party has agreed to provide certain indemnities to the other. This agreement generally provides that we will indemnify TBG for liabilities relating to our properties and core business, and that TBG will indemnify us for liabilities relating to any properties, businesses or entities that are now or were historically owned by TBG or its affiliates (other than our properties and core business).

Registration Rights Agreements

Urvanos

In connection with the reorganization in 2007 of family trusts affiliated with TBG, we amended and restated an agreement that provides registration rights to Urvanos and its permitted transferees. At any time upon the written request of a holder, we will be required to use our best efforts to effect, as expeditiously as possible, the registration of all or a portion of a holder’s Class A common stock, provided that the aggregate proceeds of the offering is expected to equal or exceed $50 million. The holders under this agreement are entitled to four demand registrations. However, we will not be required to effect more than one demand registration within any twelve-month period, and we will have the right to preempt any demand registration with a primary registration, in which case the holders will have incidental registration rights. Under this agreement, a holder also has incidental rights to request that its shares be included in any registration of our Class A common stock, other than registrations on Form S-8 or Form S-4, registrations for our own account pursuant to Rule 415, or in compensation or acquisition related registrations.

The foregoing summary does not include the full text or all of the terms and conditions contained in the registration rights agreement. A copy of the agreement is available for review as an exhibit to Company filings that you may access on the SEC website, www.sec.gov, or under the Investor Relations section of the IHS website, www.ihs.com.

Shareholder Proposals for the 2012 Annual Meeting

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2012 Annual Meeting of Shareholders, the proponent and the proposal must comply with these instructions and the proxy proposal submission rules of the SEC. One very important requirement is that the proposal be received by the Corporate Secretary of IHS no later than November 24, 2011. Proposals we receive after that date will not be included in the Proxy Statement for the 2012 Annual Meeting. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2012 Annual Meeting will be ineligible for presentation at the 2012 Annual Meeting unless the shareholder gives timely notice of the proposal in writing to the Corporate Secretary of IHS at the principal executive offices of IHS:

IHS Inc.

Attn: Corporate Secretary

15 Inverness Way East

Englewood, CO 80112

In order to be timely under our Bylaws, notice of shareholder proposals related to shareholder nominations for the election of Directors must be received by the Corporate Secretary of IHS—in the case of an annual meeting of the shareholders—no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders. If the next annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the shareholder in order to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made by IHS of the date of such meeting.

If the number of Directors to be elected to the Board at an annual meeting is increased and IHS has not made a public announcement naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting of shareholders, a shareholder’s notice will be considered timely—but only with respect to nominees for the additional directorships—if it is delivered to the Corporate Secretary of IHS not later than the close of business on the 10th day following the day on which such public announcement is first made by IHS.

Shareholder nominations for the election of Directors at a special meeting of the shareholders must be received by the Corporate Secretary of IHS no earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board to be elected at such meeting.

A shareholder’s notice to the Corporate Secretary must be in proper written form and must set forth information related to the shareholder giving the notice and the beneficial owner (if any) on whose behalf the nomination is made, including:

—	the name and record address of the shareholder and the beneficial owner;

—	the class and number of shares of the Company’s capital stock which are owned beneficially and of record by the shareholder and the beneficial owner;

—

a representation that the shareholder is a holder of record of the Company’s stock entitled to vote at that meeting and that the shareholder intends to appear in person or by proxy at the meeting to bring the nomination before the meeting; and

—

a representation as to whether the shareholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee, or otherwise to solicit proxies from shareholders in support of such nomination.

As to each person whom the shareholder proposes to nominate for election as a Director, the notice must include:

—

all information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to the Securities Exchange Act of 1934; and

—	the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

Notice procedures for shareholder proposals not related to Director nominations, in the case of an annual meeting of shareholders, are the same as the notice requirements for shareholder proposals related to Director nominations discussed above insofar as they relate to the timing of receipt of notice by the Secretary.

A shareholder’s notice to the Corporate Secretary of IHS must be in proper written form and must set forth, as to each matter the shareholder and the beneficial owner (if any) proposes to bring before the meeting:

—

a description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment), the reasons for conducting the business at the meeting and any material interest in such business of such shareholder and beneficial owner on whose behalf the proposal is made;

—	the name and record address of the shareholder and beneficial owner;

—	the class and number of shares of the Company’s capital stock which are owned beneficially and of record by the shareholder and the beneficial owner;

—

a representation that the shareholder is a holder of record of the Company’s stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to propose such business; and

—

a representation as to whether the shareholder or the beneficial owner intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the business proposal, or otherwise to solicit proxies from shareholders in support of such proposal.

You may obtain a copy of the current rules for submitting shareholder proposals from the SEC at:

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

or through the SEC’s website: www.sec.gov.

The IHS 2010 Annual Report on Form 10-K has been mailed with this Proxy Statement.

You may also review that document and all exhibits on our website (www.ihs.com).

We will provide printed copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting shareholder. Send that request in writing to IHS Inc. at 15 Inverness Way East, Englewood, Colorado 80112, Attention: Investor Relations.

The request must include a representation by the shareholder that as of our Record Date, March 7, 2011, the shareholder was entitled to vote at the Annual Meeting.

Other Matters

The Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors,

Stephen Green
General Counsel and Corporate Secretary

March 23, 2011

APPENDIX A

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan

On November 22, 2004, the Board of Directors of IHS Inc., and on November 30, 2004, the stockholders of IHS Inc., adopted this 2004 Long-Term Incentive Plan.

This plan was amended and restated by the Human Resources Committee of the Board of Directors of IHS Inc. effective as of April 26, 2005.

The stockholders of IHS Inc. approved an amendment to this plan on April 24, 2008.

April 24, 2008

Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan

Article 1. Establishment, Purpose and Duration

1.1 Establishment. IHS Inc., a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the IHS Inc. 2004 Long-Term Incentive Plan (as may be amended from time to time, this “Plan”), as set forth in this document.

This Plan permits the grant of NQSOs, ISOs, SARs, Restricted Stock, RSUs, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards and Covered Employee Annual Incentive Awards.

This Plan shall become effective upon approval of the Company’s stockholders (the “Effective Date”) and shall remain in effect as provided in Section 1.3.

1.2 Purpose. The purpose of this Plan is to provide a means whereby Employees, Directors and Service Providers of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.

A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors or Service Providers of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3 Duration of this Plan. Unless sooner terminated as provided in this Plan, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted, but any Award previously granted shall remain outstanding in accordance with the terms and conditions of this Plan and such Award’s Award Document.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

2.1	“Affiliate” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including any member of an affiliated group of which the Company is a common parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code).

2.2	“Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, RSUs, Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards or Covered Employee Annual Incentive Awards, in each case subject to the terms and conditions of this Plan.

2.3	“Award Document” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and conditions applicable to an Award, or (b) a written statement issued by the Company to a Participant describing the terms and conditions of such Award.

2.4	“Board” means the board of directors of the Company.

2.5	“Cash-Based Award” means an Award granted under Article 10.

1

2.6	“Change in Control” means any of the following events:

(a)	the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company;

(b)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(c)	a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(d)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(e)	the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company; or

(f)	as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who are members of the Board before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate thereof; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling stockholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than twenty-five percent (25%) interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act; and provided further that if and to the extent any of the events described in clauses (a) through (f) above would cause penalty taxation under Section 409A of the Code with respect to any Award, then the relevant clause(s) and/or any relevant provision of this Plan or an Award Document may be unilaterally amended by the Committee with respect to such Award(s), and correlative action may be unilaterally taken by the Committee with respect to such Award(s), to avoid such penalty.

2.7	“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

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2.8	“Committee” means the compensation committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board.

2.9	“Company” has the meaning set forth in Section 1.1, and any successor thereto as provided in Article 21.

2.10	“Consolidated Operating Earnings” means the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Extraordinary Items.

2.11	“Covered Employee” means a Participant who is a “covered employee,” as defined in Section 162(m) of the Code and the Treasury regulations promulgated thereunder, or any successor statute or regulations.

2.12	“Covered Employee Annual Incentive Award” means an Award granted under Article 12 to a Covered Employee.

2.13	“Director” means any individual who is a member of the Board.

2.14	“Effective Date” has the meaning set forth in Section 1.1.

2.15	“Employee” means any employee of the Company or an Affiliate.

2.16	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.18	“Extraordinary Items” means (a) extraordinary, unusual and/or nonrecurring items of gain or loss; (b) gains or losses on the disposition of a business; (c) changes in tax or accounting regulations or laws; or (d) the effect of a merger, acquisition or other business combination, all of which must be identified in the audited financial statements, including footnotes, or the “Management Discussion and Analysis” section of the Company’s annual report to stockholders.

2.19	“FMV” means a price that is based on the opening, closing, actual, high, low or average selling prices of a Share reported on the NYSE or other established stock exchange or market upon which Shares are then listed and/or traded on the applicable date, the preceding trading day, the next succeeding trading day or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, if the Shares are traded over-the-counter at the time a determination of its FMV is made under this Plan, its FMV shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is made under this Plan, the determination of their FMV shall be made by the Committee in such manner as it deems appropriate. Such determination(s) of FMV shall be specified in each Award Document and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement or payout of an Award.

2.20	“Full Value Award” means an Award other than in the form of an ISO, a NQSO or a SAR, and which is settled by the issuance or other delivery of Shares.

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2.21	“Freestanding SAR” means a SAR that is granted under Article 7, independently of any Option.

2.22	“Grant Price” means the price established at the time of grant of a SAR, used to determine whether there is any payment due upon exercise of the SAR.

2.23	“ISO” means an Award granted under Article 6 to an Employee, designated as a “incentive stock option” and representing an option to purchase Shares that is intended to meet the requirements of Section 422 of the Code and the Treasury regulations promulgated thereunder, or any successor statute or regulations.

2.24	“Net Income” means the consolidated net income before taxes for the Plan Year, as reported in the Company’s annual report to stockholders or as otherwise reported to stockholders.

2.25	“Nonemployee Director” means a Director who is not an Employee.

2.26	“Nonemployee Director Award” means any NQSO, SAR or Full Value Award granted, whether singly, in combination or in tandem, to a Nonemployee Director pursuant to such applicable terms and conditions as the Board or Committee may establish in accordance with this Plan.

2.27	“NQSO” means an Option that is not an ISO.

2.28	“NYSE” means the New York Stock Exchange.

2.29	“Operating Cash Flow” means cash flow from operating activities as defined in SFAS Number 95, Statement of Cash Flows.

2.30	“Option” means an ISO or a NQSO, in either case that is granted under Article 6.

2.31	“Other Stock-Based Award” means an equity-based or equity-related Award that is granted under Article 10 and is not otherwise described by the terms of this Plan.

2.32	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.33	“Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) of the Code and the Treasury regulations promulgated thereunder, or any successor statute or regulations, for certain performance-based compensation paid to Covered Employees.

2.34	“Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s stockholders in accordance with this Plan in order to qualify Awards as Performance-Based Compensation.

2.35	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.36	“Performance Share” means an Award granted under Article 9, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37	“Performance Unit” means an Award granted under Article 9, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.38	“Period of Restriction” means the period when Restricted Stock or RSUs are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance

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goals or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.39	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.40	“Plan” has the meaning set forth in Section 1.1.

2.41	“Plan Year” means the calendar year.

2.42	“Replaced Award” has the meaning set forth in Section 18.1.

2.43	“Replacement Award” has the meaning set forth in Section 18.1.

2.44	“Restricted Stock” means an Award of Shares granted under Article 8.

2.45	“RSU” means an Award, designated as a “restricted stock unit”, granted under Article 8.

2.46	“SAR” means an Award, designated as a stock appreciation right, granted under Article 7.

2.47	“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, or any successor act thereto.

2.48	“Service Provider” means any consultant, agent, advisor or independent contractor who renders services to the Company or an Affiliate who (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.49	“Share” means a share of Class A common stock of the Company, $0.01 par value per share.

2.50	“Share Authorization” has the meaning set forth in Section 4.1.

2.51	“Substitute Award” means an Award granted to a holder of an option, stock appreciation right or other award granted by a company that is acquired by the Company or a subsidiary or with which the Company or a subsidiary combines, in assumption of, or in substitution for, such outstanding award previously granted by such company.

2.52	“Tandem SAR” means a SAR that is granted in connection with a related Option pursuant to Article 7, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled).

Article 3. Administration

3.1 General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an Employee, and the Committee, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final, binding and conclusive upon the Participants, the Company and all other interested individuals.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Document or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include selecting Award recipients; establishing all

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Award terms and conditions, including the terms and conditions set forth in Award Documents; granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company; and, subject to Article 19, adopting modifications and amendments to this Plan or any Award Document, including any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company and/or its Affiliates operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to designate Employees to be recipients of Awards; provided, however, the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is subject to Section 16 of the Exchange Act.

Article 4. Shares Subject to this Plan and Maximum Awards

4.1	Number of Shares Available for Awards.

(a)	Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for grant to Participants under this Plan (the “Share Authorization”) shall be an amount equal to eleven million two hundred fifty thousand (11,250,000) Shares minus the number of Shares relating to any award granted and outstanding as of or subsequent to the Effective Date under any other equity compensation plan of the Company, unless the Shares used to satisfy such award are Shares repurchased from the open market.

(b)	Subject to the limit set forth in Section 4.1(a) on the number of Shares that may be granted in the aggregate under this Plan, the maximum number of Shares that may be available for grant pursuant to ISOs shall be four million (4,000,000).

4.2 Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued or otherwise delivered. Any Shares related to Awards (other than a Substitute Award) which terminate by expiration, forfeiture, cancellation or otherwise without the issuance or other delivery of such Shares, are settled in cash in lieu of Shares or are exchanged with the Committee’s permission, prior to the issuance or other delivery of Shares, for Awards not involving Shares, shall be available again for grant under this Plan. Moreover, other than with respect to a Substitute Award, if the Exercise Price of any Option or the tax withholding requirements with respect to any Award are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), or if a SAR is exercised, only the number of Shares issued or otherwise delivered, net of the Shares tendered, if any, will be deemed “used” for purposes of determining the maximum number of Shares available for delivery under this Plan The Shares available under this Plan may be authorized and unissued Shares or treasury Shares.

4.3 Annual Award Limits. Notwithstanding the foregoing and subject to adjustment as provided in Section 4.4, no individual Participant may receive awards in any Plan Year that relate to more than five hundred thousand (500,000) Shares. Subject to Section 12.1, in the case of an Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law, any individual Participant may not be granted Awards authorizing the earning during any Plan Year of an amount that exceeds such Participant’s annual limit, which for this purpose shall be equal to five million dollars ($5,000,000) plus the amount of such Participant’s unused annual limit as of the close of the previous Plan Year (this limitation is separate and not affected by the number of Awards granted during such Plan Year subject to the limitation in the preceding sentence). For purposes of the Plan, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other nonperformance condition, and (ii) a Participant’s annual limit

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is “used” to the extent an amount or number of Shares may be potentially earned or paid under an Award, regardless of whether such amount or Shares are in fact earned or paid.

4.4 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued or otherwise delivered under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Exercise Price or Grant Price applicable to outstanding Awards, the Annual Award Limits and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 19, without affecting the number of Shares available under this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with any applicable accounting rules or the “incentive stock option” rules under Section 422 of the Code, where applicable.

Article 5. Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors and Service Providers.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of, any and all terms permissible by law, and the amount of each Award.

Article 6. Stock Options

6.1 Grant of Options. Subject to the provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion; provided that ISOs may be granted only to eligible Employees of the Company or of any parent corporation or subsidiary corporation (as permitted by Section 422 of the Code and the Treasury regulations promulgated thereunder).

6.2 Award Document. Each Option grant shall be evidenced by an Award Document that shall specify the Exercise Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Document also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Exercise Price. The Exercise Price for each grant of an Option shall be as determined by the Committee and shall be specified in the Award Document. The Exercise Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) set at a premium to the FMV

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of the Shares on the date of grant or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, other than with respect to Substitute Awards, the Exercise Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant.

6.4 Term. Each Option shall expire at such time as the Committee shall determine at the time of its grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Options granted to Participants outside the United States, the Committee has the authority to grant Options that have a term greater than ten (10) years.

6.5 Exercise of Options. Options shall be exercisable at such times and be subject to such terms and conditions as the Committee shall in each instance approve, which terms and conditions need not be the same for each grant or for each Participant.

6.6 Payment. Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance or other delivery of the Shares as to which an Option shall be exercised shall be the payment of the Exercise Price. The Exercise Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the Exercise Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Exercise Price or have been purchased on the open market); (c) by a combination of (a) and (b); or (d) any other method approved or accepted by the Committee in its sole discretion, including, if the Committee so determines, a cashless (broker-assisted) exercise.

Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including minimum holding period requirements or restrictions under applicable federal securities laws, the requirements of any stock exchange or market upon which Shares are then listed and/or traded or any Blue Sky or state securities laws applicable to such Shares.

6.8 Termination of Employment. Each Participant’s Award Document shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Options, and may reflect distinctions based on the reasons for termination.

6.9 Transferability.

(a)	ISOs. No ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all

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ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

(b)	NQSOs. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, no NQSO may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Board or Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, or unless the Board or Committee decides to permit further transferability, all NQSOs granted to a Participant shall be exercisable during his lifetime only by such Participant. With respect to those NQSOs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of the Exercise Price by the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

6.10 Notification of Disqualifying Disposition. If any Participant shall make any disposition of Shares acquired pursuant to the exercise of an ISO under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.11. Substituting SARs. Only in the event the Company is not accounting for equity compensation under APB Opinion No. 25, the Committee shall have the ability to substitute, without receiving Participant permission, SARs paid only in Shares (or SARs paid in Shares or cash at the Committee’s discretion) for outstanding Options; provided, the terms of the substituted stock SARs are the same as the terms for the Options and the aggregate difference between the FMV of the underlying Shares and the Grant Price of the SARs is equivalent to the aggregate difference between the FMV of the underlying Shares and the Exercise Price of the Options. If, in the opinion of the Company’s auditors, this provision creates adverse accounting consequences for the Company, it shall be considered null and void.

Article 7. SARs

7.1 Grant of SARs. Subject to the provisions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs or any combination of these forms of SARs.

Subject to the provisions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Document. The Grant Price shall be: (i) based on one hundred percent (100%) of the FMV of the Shares on the date of grant, (ii) set at a premium to the FMV of the Shares on the date of grant, or (iii) indexed to the FMV of the Shares on the date of grant, with the index determined by the Committee, in its discretion; provided, however, other than with respect to Substitute Awards, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares on the date of grant. The Grant Price of Tandem SARs shall be equal to the Exercise Price of the related Option.

7.2 Award Document. Each SAR shall be evidenced by an Award Document that shall specify the Grant Price, the term of the SAR and such other provisions as the Committee shall determine.

7.3 Term. The term of a SAR shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the Award Document, no SAR shall be

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exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the excess of the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised over the Exercise Price of the underlying ISO; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

7.6 Settlement. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the FMV of a Share on the date of exercise over the Grant Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon exercise may be in cash, Shares or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of settlement shall be set forth in the Award Document pertaining to the grant of the SAR.

7.7 Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all SARs, and may reflect distinctions based on the reasons for termination.

7.8 Transferability. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, no SAR may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, all SARs granted to a Participant shall be exercisable during his lifetime only by such Participant. With respect to those SARs, if any, that are permitted to be transferred to another individual, references in this Plan to exercise of the SAR by the Participant or payment of any amount to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

7.9 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

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Article 8. Restricted Stock and RSUs

8.1 Grant of Restricted Stock or RSUs. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or RSUs to Participants in such amounts as the Committee shall determine. RSUs shall be similar to Restricted Stock, except that no Shares are actually awarded to the Participant on the date of grant.

8.2 Award Document. Each Restricted Stock and/or RSU grant shall be evidenced by an Award Document that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of RSUs granted and such other provisions as the Committee shall determine.

8.3 Transferability. Except as provided in this Plan or an Award Document, the Shares of Restricted Stock and/or RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Document (and in the case of RSUs until the date of delivery or other payment), or upon earlier satisfaction of any other conditions, as specified by the Committee, in its sole discretion, and set forth in the Award Document or otherwise at any time by the Committee. All rights with respect to the Restricted Stock and/or RSUs granted to a Participant shall be available during his lifetime only to such Participant, except as otherwise provided in an Award Document or at any time by the Committee.

8.4 Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or RSUs as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each RSU, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which Shares are then listed and/or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or RSUs.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and RSUs shall be paid in cash, Shares or a combination of cash and Shares, as determined by the Committee in its sole discretion.

8.5 Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.4, each certificate representing Shares of Restricted Stock may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the IHS Inc. 2004 Long-Term Incentive Plan, and in the associated Award Document. A copy of this Plan and such Award Document may be obtained from IHS Inc.

8.6 Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Document, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any RSUs.

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8.7 Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or RSUs following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Shares of Restricted Stock or RSUs, and may reflect distinctions based on the reasons for termination.

8.8 Section 83(b) Election. The Committee may provide in an Award Document that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9. Performance Units/Performance Shares

9.1 Grant of Performance Units/Performance Shares. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3 Earning of Performance Units/Performance Shares. Subject to the provisions of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4 Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Document. Subject to the provisions of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Document pertaining to the grant of the Award.

9.5 Termination of Employment. Each Award Document shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards of Performance Units or Performance Shares granted under this Plan, and may reflect distinctions based on the reasons for termination.

9.6 Transferability. Except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, Performance Units/Performance Shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Document or otherwise determined at any time by the Committee, a Participant’s rights under this Plan shall be exercisable during his lifetime only by such Participant.

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Article 10. Cash-Based Awards and Other Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms, including the achievement of specific performance goals, as the Committee may determine.

10.2 Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the provisions of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4 Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5 Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company and/or its Affiliates, as the case may be. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards granted under this Plan, and may reflect distinctions based on the reasons for termination.

10.6 Transferability. Except as otherwise determined by the Committee, neither Cash-Based Awards nor Other Stock-Based Awards may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant’s rights under this Plan, if exercisable, shall be exercisable during his lifetime only by such Participant. With respect to those Cash-Based Awards or Other Stock-Based Awards, if any, that are permitted to be transferred to another individual, references in this Plan to exercise or payment of such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee.

Article 11. Performance Measures

11.1 Performance Measures. Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the performance goals upon which the payment or vesting of an Award to a Covered Employee (other than a Covered Employee Annual Incentive Award awarded or credited pursuant to Article 12) that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net sales or revenue growth;

(d)	Net operating profit;

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(e)	Return measures (including return on assets, capital, invested capital, equity, sales or revenue);

(f)	Cash flow (including operating cash flow, free cash flow and cash flow return on equity);

(g)	Earnings before or after taxes, interest, depreciation and/or amortization, and/or lease payments or other rent obligations;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including growth measures and total stockholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets; and

(q)	Economic value added or EVA® (i.e., net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies or published on a special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (j) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 11.

11.2 Evaluation of Performance. The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or regulations affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of tax deductibility under Section 162(m) of the Code.

11.3 Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.

11.4 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable

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to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and base vesting on Performance Measures other than those set forth in Section 11.1.

Article 12. Covered Employee Annual Incentive Award

12.1 Establishment of Incentive Pool. The Committee may designate Covered Employees who are eligible to receive a monetary payment in any Plan Year based on a percentage of an incentive pool equal to the greater of: (i) nine percent (9%) of the Company’s Consolidated Operating Earnings for the Plan Year, (ii) ten percent (10%) of the Company’s Operating Cash Flow for the Plan Year, or (iii) fifteen percent (15%) of the Company’s Net Income for the Plan Year. The Committee shall allocate an incentive pool percentage to each designated Covered Employee for each Plan Year. In no event may (1) any Covered Employee receive more than one million two hundred thousand dollars ($1,200,000) from the incentive pool and (2) the sum of the incentive pool percentages for all Covered Employees cannot exceed one hundred percent (100%) of the total pool.

12.2 Determination of Covered Employees’ Portions. As soon as possible after the determination of the incentive pool for a Plan Year, the Committee shall calculate each Covered Employee’s allocated portion of the incentive pool based upon the percentage established at the beginning of such Plan Year. Each Covered Employee’s incentive award then shall be determined by the Committee based on the Covered Employee’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a Covered Employee be increased in any way, including as a result of the reduction of any other Covered Employee’s allocated portion. The Committee shall retain the discretion to adjust such Awards downward.

Article 13. Nonemployee Director Awards

All Awards to Nonemployee Directors shall be determined by the Board or Committee.

Article 14. Dividend Equivalents

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee.

Article 15. Beneficiary Designation

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 16. Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or RSUs, or the satisfaction of any requirements or performance goals with respect to Performance Shares, Performance Units, Cash-Based Awards, Other Stock-Based Awards or Covered Employee Annual Incentive Awards.

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If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 17. Rights of Participants

17.1 Employment. Nothing in this Plan or an Award Document shall interfere with or limit in any way the right of the Company and/or its Affiliates to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Service Provider for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company and/or its Affiliates and, accordingly, subject to Articles 3 and 19, this Plan and the benefits under this Plan may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company and/or its Affiliates.

17.2 Participation. No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

17.3 Rights as a Stockholder. Except as otherwise provided in this Plan, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 18. Change in Control

18.1 Change in Control of the Company. Subject to Section 2.6, notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 18 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Document.

Upon a Change in Control, all then-outstanding Stock Options and SARs shall become fully vested and exercisable, and all other then-outstanding Awards that vest on the basis of continuous service shall vest in full and be free of restrictions, except to the extent that another Award meeting the requirements of Section 18.2 (a “Replacement Award”) is provided to the Participant pursuant to Section 4.4 to replace such Award (the “Replaced Award”). The treatment of any other Awards shall be as determined by the Committee in connection with the grant thereof, as reflected in the applicable Award Document.

18.2 Replacement Awards. An Award shall meet the conditions of this Section 18.2 (and hence qualify as a Replacement Award) if: (i) it has a value at least equal to the value of the Replaced Award; (ii) it relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 18.2 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

18.3 Termination of Employment. Upon a termination of employment or termination of directorship of a Participant occurring in connection with or during the period of one (1) year after such Change in Control, other than for Cause, (i) all Replacement Awards held by the Participant shall become fully vested and (if applicable) exercisable and free of restrictions; provided, however, that if such acceleration would cause penalty taxation under Section 409A of the Code with respect to any Replacement Award, then the Committee may unilaterally delay such acceleration for such time as is sufficient to avoid such penalty, and (ii) all Stock Options and SARs held by the Participant immediately

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before the termination of employment or termination of directorship that the Participant held as of the date of the Change in Control or that constitute Replacement Awards shall remain exercisable for not less than one (1) year following such termination or until the expiration of the stated term of such Stock Option or SAR, whichever period is shorter; provided, that if the applicable Award Document provides for a longer period of exercisability, that provision shall control.

Article 19. Amendment, Modification, Suspension and Termination

19.1 Amendment, Modification, Suspension and Termination. Subject to Section 19.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend or terminate this Plan and any Award Document in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Sections 4.4 and 6.11, Options or SARs will not be repriced, replaced or regranted through cancellation, or by lowering the Exercise Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of this Plan shall be made without stockholder approval if stockholder approval is required by law, regulation or stock exchange rule, including the Exchange Act, the Code and/or the NYSE Listed Company Manual.

19.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.4) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

19.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension or modification of this Plan or an Award Document shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.

Article 20. Withholding

20.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

20.2 Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and RSUs, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a FMV on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 21. Successors

All obligations of the Company under this Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

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Article 22. General Provisions

22.1	Forfeiture Events.

(a)	The Committee may specify in an Award Document that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company and/or Affiliate, violation of material Company and/or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or one or more of its Affiliates.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the U.S. Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

22.2 Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

22.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used in this Plan or in an Award Document also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

22.4 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

22.5 Requirements of Law. The granting of Awards and the issuance or other delivery of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any applicable governmental agencies or stock exchange or market upon which Shares are then listed and/or traded, as may be required.

22.6 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued or otherwise delivered under this Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

22.7 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance (or other delivery) and sale of any Shares under this Plan, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

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22.8 Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

22.9 Employees Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company and/or its Affiliates operate or have Employees, Directors or Service Providers, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates shall be covered by this Plan;

(b)	Determine which Employees, Directors or Service Providers outside the United States are eligible to participate in this Plan;

(c)	Modify the terms and conditions of any Award granted to Employees, Directors or Service Providers outside the United States to comply with applicable foreign laws;

(d)	Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 22.9 by the Committee shall be attached to this Plan document as appendices; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions under this Plan, and no Awards shall be granted, that would violate applicable law.

22.10 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or market upon which Shares are then listed and/or traded.

22.11 Unfunded Plan. Participants shall have no right, title or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other individual. To the extent that any person acquires a right to receive payments from the Company and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made under this Plan shall be paid from the general funds of the Company or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to ensure payment of such amounts except as expressly set forth in this Plan.

22.12 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be issued, delivered or otherwise paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

22.13 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards, except pursuant to Covered Employee Annual Incentive Awards, may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans

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unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

22.14 Nonexclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

22.15 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (i) limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

22.16 Governing Law. This Plan and each Award Document shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Document, recipients of an Award are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Document.

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☐

IHS INC.

Proxy for Annual Meeting of Stockholders on May 5, 2011

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerre Stead, Michael Sullivan, and Stephen Green, and each of them, each with the power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of IHS Inc. to be held on May 5, 2011 or at any postponement or adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

IHS INC.

May 5, 2011

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from
foreign countries from any touch-tone telephone and follow the	COMPANY NUMBER
instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting. MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.	ACCOUNT NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.ihs.com/Investor-Relations/financial-reports.htm.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.  i

20433303040000000000 5	050511

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS;

“FOR” PROPOSALS 2, 3, 4 AND 5, AND “ONE YEAR” ON PROPOSAL 6.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE  ☒

1. ELECTION OF DIRECTORS:			2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS		FOR ☐	AGAINST ☐	ABSTAIN ☐
	NOMINEES:		3. APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE IHS INC. 2004 LONG-TERM INCENTIVE PLAN		☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	O Jerre L. Stead O C. Michael Armstrong O Balakrishnan S. Iyer O Brian H. Hall		4. APPROVAL FOR AN INCREASE IN THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE AMENDED AND RESTATED IHS INC. 2004 LONG-TERM INCENTIVE PLAN		☐	☐	☐
☐ FOR ALL EXCEPT (See instructions below)			5. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS		☐	☐	☐
			6. AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES	1 year ☐	2 years ☐	3 years ☐	ABSTAIN ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1; “FOR” Proposals 2, 3, 4, and 5; and “ONE YEAR” in Proposal 6.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.